                                                                       EXHIBIT 2





                               PURCHASE AGREEMENT
                                     AMONG
                        PRIDE PETROLEUM SERVICES, INC.,
                              FORASOL-FORAMER N.V.
                                      AND
              THE CONTROLLING SHAREHOLDERS OF FORASOL-FORAMER N.V.
                         DATED AS OF DECEMBER 16, 1996

                               TABLE OF CONTENTS

                                                                                                                     Page
ARTICLE I

         PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.1       Preliminary Matters; Ownership of the Forasol Companies  . . . . . . . . . . . . . . . . . . . . . . 2
         1.2       Transfer of Purchased Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3       Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4       Other Payments by Pride.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.5       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.6       Distribution of the Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF FORASOL-FORAMER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1       Organization, Standing and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2       Capital Structures; Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3       Authority; No Violations; Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4       SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.5       Information Supplied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.6       Unaudited Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.7       Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.8       No Undisclosed Material Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.9       No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.10      Compliance with Applicable Laws; Environmental,
                   Health and Safety Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.11      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.12      Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.13      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.14      Pension and Benefit Plans; Other Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.15      Labor Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.16      Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.17      Absence of Foreign or Enemy Status; Sensitive Payments   . . . . . . . . . . . . . . . . . . . . .  15
         2.18      No Material Operations in the United States  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.19      Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.20      Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.21      Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.22      Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.23      Powers of Attorneys and Suretyships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.24      Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.25      Beneficial Ownership of Pride Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.26      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.27      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.28      Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE FORASOL
         CONTROLLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PRIDE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.1       Organization, Standing and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.2       Capital Structure; Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.3       Authority; No Violations; Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.4       SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.5       Information Supplied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.6       Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.7       No Undisclosed Material Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.8       No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.9       Compliance with Applicable Laws; Environmental,
                   Health and Safety Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.10      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.11      Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.12      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.13      Pension and Benefit Plans; Other Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.14      Labor Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.15      Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.16      Sensitive Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.17      Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.18      Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.19      Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.20      Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.21      Powers of Attorneys and Suretyships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.22      Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.23      Beneficial Ownership of Forasol Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.24      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.25      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.26      Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.27      Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE V

         CONDUCT OF BUSINESSES PENDING THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.1       Conduct of Business by Forasol-Foramer and Pride   . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.2       No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VI

         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.1       S-4 Registration Statement; Special Shareholders' Meetings   . . . . . . . . . . . . . . . . . . .  31
         6.2       Approval by Forasol Controlling Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.3       Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.4       Legal Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.5       Agreements of Others; Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.6       Authorization for Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.7       Employee Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.8       Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.9       Composition of Pride Board and Certain Related Agreements  . . . . . . . . . . . . . . . . . . . .  35
         6.10      Executive Management Committee of Pride; Certain Executive Officers  . . . . . . . . . . . . . . .  36
         6.11      Executive Office of Forasol S.A.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.12      Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.13      Liquidation and Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.14      Liquidation and Dissolution Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.15      Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.16      Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.17      Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.18      Advice of Changes; SEC Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.19      Section 338 Election.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.20      Indemnification by Pride.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.21      Maintenance of the F-F Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VII

         CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.1       Conditions to Each Party's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   (a)    Forasol Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   (b)    Pride Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   (c)    Nasdaq National Market Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   (d)    Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   (e)    S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   (f)    No Injunctions or Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.2       Conditions to Obligations of Pride   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                   (a)    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                   (b)    Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                   (c)    Letters from Rule 145 Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         7.3       Conditions to Obligations of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                   (a)    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                   (b)    Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VIII

         TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.1       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.2       Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.3       Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.4       Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE IX

         GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.1       Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.2       Nonsurvival of Representations and Warranties; Survival of Covenants   . . . . . . . . . . . . . .  43
         9.3       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.4       Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.5       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.6       Entire Agreement; No Third-Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.7       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.8       Arbitration.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.9       No Remedy in Certain Circumstances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.10      Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.11      Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

EXHIBIT A        Registration Rights Agreement

                           GLOSSARY OF DEFINED TERMS

Defined Term                                                                        Defined in Section
------------                                                                        ------------------
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.2(d)
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.4
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
AVH Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.9(a)
Cash Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.2
Cause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.8(a)
Change of Control Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.8(c)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.5
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.5
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.13(j)
Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.3
Contaminant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.11
Corporate Transaction Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8.1(d)
Designating Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.9(b)
Distribution Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.3
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.3(c)
F-F Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Forasol Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.14(a)
Forasol Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.2
Forasol Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Forasol-Foramer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Forasol Intangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.16
Forasol Interim Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .      2.6
Forasol Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.11
Forasol LTIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.2
Forasol Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.10
Forasol Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.2(a)
Forasol SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.4
Forasol Controlling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Forasol S.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Forasol Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.1
Forasol Stock Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.8(a)
Forasol Vote Matter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.3(a)
Forinter Ltd. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.4
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.3(c)
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.20
Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.1 f)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.2
Material Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.21
Permitted Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.12
Pride . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Pride Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.13(a)

Defined Term                                                                        Defined in Section
------------                                                                        ------------------
Pride Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.2
Pride Intangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.15
Pride Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.10
Pride Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.9
Pride Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.2
Pride SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.4
Pride Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.1
Pride Vote Matter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.3(a)
Purchased Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.1
Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.13(a)
Rule 145 Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.5
S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.5
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.3(c)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.4
Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Soletanche Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.9
Stock Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.2
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.3
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.13

                               PURCHASE AGREEMENT

                 PURCHASE AGREEMENT, dated as of December 16, 1996 (this "Agreement"), by and among PRIDE PETROLEUM SERVICES, INC., a Louisiana corporation ("Pride"); FORASOL-FORAMER N.V., a Dutch public limited liability company ("Forasol-Foramer"); and THE SHAREHOLDERS OF FORASOL-FORAMER IDENTIFIED ON THE SIGNATURE PAGE HERETO (collectively, the "Forasol Controlling Shareholders" and, together with Forasol-Foramer, the "Sellers").

                 WHEREAS, Forasol-Foramer is a holding company that owns or controls substantially all of the issued and outstanding shares of capital stock of Forasol S.A., a French company ("Forasol S.A."), Forinter Limited, a Jersey, Channel Islands company ("Forinter Ltd."), and International Drilling Management B.V., a Dutch closed limited liability company (collectively, the "Forasol Companies");

                 WHEREAS, the Forasol Companies, directly and through Subsidiaries (as defined in Section 1.3) and other affiliates, are engaged in providing drilling, workover and related services to oil and gas companies worldwide;

                 WHEREAS, it is Forasol-Foramer's intention to organize a new, wholly owned subsidiary as a Dutch closed limited liability company (the "F-F Subsidiary") and to transfer or cause to be transferred to the F-F Subsidiary all or substantially all of its assets, including without limitation all of its record and beneficial ownership in the outstanding capital stock of the Forasol Companies, and to cause the F-F Subsidiary to assume all of its liabilities;

                 WHEREAS, the Forasol Controlling Shareholders as a group own, beneficially and of record, approximately 60% of the outstanding Forasol Common Shares (as defined in Section 1.3);

                 WHEREAS, Pride desires to purchase the F-F Subsidiary from Forasol-Foramer after all of the assets of Forasol-Foramer have been contributed to, and all of the liabilities of Forasol-Foramer have been assumed by, the F- F Subsidiary and Forasol-Foramer has agreed to sell, and the Forasol Controlling Shareholders have agreed to cause Forasol-Foramer to sell, the F-F Subsidiary to Pride upon the terms and subject to the conditions of this Agreement;

                 WHEREAS, the Sellers have further agreed that, upon consummation of the sale of the F-F Subsidiary to Pride, they will promptly cause Forasol-Foramer to distribute to its shareholders all of the Consideration (as defined in Section 1.3) paid by Pride for the F-F Subsidiary, subject to the withholding of any applicable Taxes (as defined in Section 2.13);

                 WHEREAS, in furtherance of the foregoing, the governing board of each of the parties to this Agreement has approved this Agreement and the transactions contemplated hereby; and

                 WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties, covenants and agreements in connection with the transactions provided for herein and also to prescribe various conditions to such transactions;

                 NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE 0.1

                               PURCHASE AND SALE

                          (i)     Preliminary Matters; Ownership of the Forasol
Companies. Each of the Forasol Companies is presently a first-tier, directly owned Subsidiary of Forasol-Foramer. Prior to the Closing (as defined in
Section 1.5) Forasol-Foramer will restructure the ownership of the Forasol Companies so that the Forasol Companies will become directly owned by the F-F
Subsidiary.   Upon its organization or as soon thereafter as permitted by applicable law, the F-F Subsidiary shall have the corporate name "Forasub B.V." At the Closing, Pride will purchase from Forasol- Foramer all of the issued and outstanding shares of capital stock of the F-F Subsidiary (the "Purchased Shares"). It is agreed and understood that at the Closing, the F-F Subsidiary and its Subsidiaries will represent and account for substantially all of the consolidated financial position, business and operations of Forasol-Foramer.

                          (ii)    Transfer of Purchased Shares.  Upon the terms
and subject to the conditions of this Agreement, at the Closing, Forasol-Foramer will sell and transfer to Pride the Purchased Shares by executing and delivering such instruments of transfer and by taking such other actions as counsel to Pride shall reasonably request, against receipt of the Consideration (as defined in Section 1.3). The Purchased Shares transferred to Pride shall include all corporate and financial rights pertaining thereto. If any outstanding shares of capital stock of any of the Forasol Companies are owned, beneficially or of record, by any person or persons other than the F-F Subsidiary, then Forasol-Foramer shall, if requested by Pride, use all reasonable efforts to have such shares transferred to the F-F Subsidiary or to one or more other persons designated by Pride at no cost or expense to Pride.

                          (iii)   Consideration.  Upon the terms and subject to
the conditions of this Agreement, Pride will purchase the Purchased Shares for
(a) an amount in cash (the "Cash Consideration") equal to U.S.$6.80 multiplied by the number of common shares, NLG .01 par value per share, of Forasol-Foramer ("Forasol Common Shares") issued and outstanding as of the close of business on the Distribution Record Date (as defined in Section 1.6) and (b) a number of shares of common stock ("Pride Common Stock"), no par value, of Pride (the "Stock Consideration") equal to 0.66 multiplied by the number of Forasol Common Shares issued and outstanding as of the close of business on the Distribution Record Date. Pride shall deposit or cause to be deposited with a liquidator duly appointed by Forasol-Foramer (the "Distribution Agent") cash equal to the total aggregate Cash Consideration and certificates representing the shares of Pride Common Stock equal to the total aggregate Stock Consideration, which shall be distributed by the Distribution Agent, subject to the withholding of any applicable Taxes, pursuant to irrevocable instructions delivered by Forasol- Foramer at or prior to the Closing. The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Consideration". As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or exercises or has the right to exercise control or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to vote in the election of the governing board or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries. In the case of Forasol-Foramer, the term "Subsidiary" shall be deemed to include the Forasol Companies and, as of the Closing, the F-F Subsidiary unless the context otherwise requires.

                          (iv)    Other Payments by Pride.  In addition to the
purchase and sale of the Purchased Shares for the Consideration, at the Closing, subject to the provisions of Section 6.14, Pride will assume or cause the F-F Subsidiary to assume the costs and liabilities reasonably and necessarily incurred by Forasol-Foramer to wind up its affairs and liquidate itself and otherwise to perform its obligations hereunder. Pride will deliver or cause to be delivered prior to the adoption of the Forasol Vote Matter such instruments of assumption pursuant to this Section 1.4 as shall be requested and approved by counsel to Forasol-Foramer.

                          (v)     Closing.  The closing of the purchase and
sale of the Purchased Shares and of the transactions provided for in Section
1.4 (the "Closing") shall take place at 9:00 a.m., local time at the location of the Closing, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in
Article VII (the "Closing Date"), at the offices of the Distribution Agent and at such other locations as shall be legally required, unless another date or place is agreed to in writing by the parties.

                          (vi)    Distribution of the Consideration.  As soon
as practicable following the Closing and in any event not later than the close of business on the fifth business day thereafter, the Sellers will cause the Distribution Agent to distribute the Consideration to the shareholders of Forasol-Foramer so that such shareholders, of record as of the close of business on the date of the Forasol Shareholders' Meeting (as defined in Section 6.1) or on such later date which is not more than five business days prior to the Closing Date as Forasol-Foramer shall designate in a notice to its shareholders provided in accordance with applicable Dutch law and the rules and regulations of the Nasdaq National Market System (the "Distribution Record Date"), will receive, subject to the withholding of any applicable Taxes, cash in the amount of U.S. $6.80 and 0.66 shares of Pride Common Stock for each of the Forasol Common Shares held by them as of such Distribution Record Date; provided, however, that no fractional shares of Pride Common Stock shall be so distributable and Forasol-Foramer shall make, and shall cause the Distribution Agent to make, such adjustments with respect to any fractional shares of Pride Common Stock otherwise distributable as it may deem to be fair and equitable and as otherwise may be required by applicable law or regulations.

                                  ARTICLE 0.2

               REPRESENTATIONS AND WARRANTIES OF FORASOL-FORAMER

           Forasol-Foramer represents and warrants to Pride as follows:

                          (i)     Organization, Standing and Power.  Each of
Forasol-Foramer and its Subsidiaries, including without limitation the Forasol Companies and, as of the Closing Date, the F-F Subsidiary, is a corporation, partnership, joint venture or other business entity duly organized, validly existing and in good standing (with all required filings and registrations with relevant authorities having been duly made) under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties and other assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially and adversely affect the business or financial condition of Forasol-Foramer and its Subsidiaries on a consolidated basis. All of the Subsidiaries of Forasol-Foramer are identified on Schedule 2.1, which also identifies the respective jurisdictions of incorporation or organization thereof. Except as set forth on Schedule 2.1, Forasol-Foramer does not own or control, directly or indirectly, any interest in any business entity, and no part of the assets or business of Forasol-Foramer or any of the Subsidiaries of Forasol-Foramer is owned or operated by or through any entity other than those business entities identified on Schedule 2.1. Schedule 2.1 also sets forth an accurate summary of the principal place or places of business of, and the major assets held by, each of the Subsidiaries of Forasol-Foramer. Forasol-Foramer is a holding company that does not conduct any business operations or own or lease any assets or properties (other than the capital stocks of the Forasol Companies, cash, receivables and intercompany loans, all of which will be transferred to the F-F Subsidiary pursuant to Section 1.1) except through the Forasol Companies and the other Subsidiaries of Forasol-Foramer. All interests in the Subsidiaries of Forasol-Foramer, other than its interests in the Forasol Companies, are owned by Forasol-Foramer through the Forasol Companies.

                          (ii)    Capital Structures; Ownership.  The
authorized capital stock of Forasol-Foramer consists of 50,000,000 Forasol Common Shares, of which (a) 16,650,290 are issued and outstanding, (b) 462,000 are reserved for issuance upon exercise of stock options granted pursuant to Forasol-Foramer's 1996 Long-Term Incentive Plan (the "Forasol LTIP") and (c) none are held by Forasol-Foramer in its treasury. All outstanding Forasol Common Shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. On the Closing Date, all outstanding Purchased Shares will be validly issued, fully paid and nonassessable, will not have been issued in violation of any preemptive right, and will be owned by Forasol-Foramer, free and clear of all Liens (as hereinafter defined). The authorized and outstanding capital stock of each of the Forasol Companies and the names and addresses of the record owners thereof are set forth on Schedule 2.2. Except as set forth on Schedule 2.2, all of the shares of such capital stock outstanding are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights and are owned by Forasol-Foramer, free and clear of all Liens. All outstanding shares of the capital stock of the other Subsidiaries of Forasol-Foramer are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights, and except as set forth on Schedule 2.2, are owned by Forasol S.A. or Forinter Ltd., or a direct or indirect wholly owned Subsidiary of Forasol S.A. or Forinter Ltd., respectively, free and clear of all Liens. For purposes of this Agreement, "Liens" shall mean all mortgages, deeds of trust, liens, security interests, pledges, rights of use, encroachments, claims, rights of first refusal, options, charges, liabilities, easements, limitations, reservations, restrictions, rights of usufruct and other encumbrances of any kind. Except as set forth in this Section 2.2 or on Schedule 2.2, there are outstanding (i) no shares of capital stock, depositary receipts or other equity securities of Forasol-Foramer or any Subsidiary of Forasol-Foramer; (ii) no securities of Forasol-Foramer or any Subsidiary of Forasol-Foramer convertible into or exchangeable for shares of capital stock, depository receipts or other equity securities of Forasol- Foramer or any Subsidiary of Forasol-Foramer; and (iii) no options, warrants, calls, rights (including preemptive rights, rights of first refusal or other similar rights ), commitments or agreements to which Forasol-Foramer or any Subsidiary of Forasol-Foramer is a party or by which it is bound in any case obligating Forasol-Foramer or any Subsidiary of Forasol-Foramer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any additional shares of capital stock, depository receipts or any other equity securities of Forasol-Foramer or of any Subsidiary of Forasol-Foramer, or obligating Forasol-Foramer or any Subsidiary of Forasol-Foramer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as provided in this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which any of the Sellers is a party or by which any of them is bound relating to the voting of any shares of the capital stock of Forasol-Foramer that will limit in any way (i) the solicitation of proxies by or on behalf of Forasol-Foramer from, or the casting of votes by, the shareholders of Forasol-Foramer with respect to the Forasol Vote Matter (as defined in Section 2.3(a)) or (ii) the validity or enforceability of the undertakings of the Forasol Controlling Shareholders in
Section 6.2. Except as may imposed by applicable law, there are no restrictions on the ability of Forasol-Foramer or the Forasol Companies to vote or cause to be voted the stock of or other interest in any of their respective Subsidiaries. Schedule 2.2 sets forth the number of Forasol Common Shares owned of record and beneficially by each of the Forasol Controlling Shareholders and such shares, in the aggregate, constitute not less than a majority of the issued and outstanding Forasol Common Shares.

                          (iii)   Authority; No Violations; Consents and
Approvals.

                 (a) The Boards of Supervisory Directors and the Managing Director of Forasol-Foramer have unanimously approved this Agreement and the transactions provided for herein and have declared this Agreement and such transactions to be in the best interests of the shareholders of Forasol-Foramer. Forasol-Foramer has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement, the distribution of the Consideration pursuant to Section 1.6 and the actions to be taken pursuant to Section 6.13 (collectively, the "Forasol Vote Matter") by the shareholders of Forasol-Foramer in accordance with Dutch law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Forasol-Foramer, subject only to approval of the Forasol Vote Matter by the shareholders of Forasol-Foramer in accordance with Dutch law. This Agreement has been duly executed and delivered by Forasol-Foramer and, subject only to approval of the Forasol Vote Matter by the shareholders of Forasol-Foramer in accordance with Dutch law, constitutes a valid and binding obligation of Forasol-Foramer enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of rights of creditors). This Agreement and the transactions provided for herein have been approved by all requisite corporate action on the part of each of the Forasol Companies and each of the other Subsidiaries of Forasol-Foramer.

                 (b) Subject to the rights of Forasol-Foramer's creditors upon its liquidation and winding up of its affairs, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under or prejudice, or result in the creation of any Lien upon any of the properties or assets of Forasol-Foramer or any of its Subsidiaries under, any provision of (i) the Articles of Association of Forasol-Foramer or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Forasol-Foramer or any of its Subsidiaries or (iii) assuming the approval of the Forasol Vote Matter by the shareholders of Forasol-Foramer has been obtained, any judgment, order, decree, statute, law, ordinance, rule, regulation, official consent, license or permit applicable to Forasol- Foramer or any of its Subsidiaries or any of their respective properties or assets. Except as set forth on Schedule 2.3(b), the consummation of the transactions contemplated hereby will not result in the acceleration or otherwise require the prepayment of any banking or other indebtedness of Forasol-Foramer or of any of its Subsidiaries.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from (including any renewal of or supplement to any of the foregoing) any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Forasol-Foramer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Forasol-Foramer or the consummation by Forasol-Foramer of the transactions contemplated hereby, except for the filing with the Securities and Exchange Commission ("SEC") of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder and with applicable Dutch and French law as may be required in connection with this Agreement and the transactions contemplated hereby.

                          (i)     SEC Documents.  Forasol-Foramer has delivered
to Pride a true and complete copy of each report, schedule and registration statement filed by Forasol-Foramer with the SEC since January 1, 1996 (the "Forasol SEC Documents"), which are all the documents that Forasol-Foramer has been required to file with the SEC since such date. As of their respective dates, the Forasol SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Forasol SEC Documents, and none of the Forasol SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Forasol-

Foramer included in the Forasol SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") in the United States applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP in the United States (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Forasol-Foramer and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Forasol-Foramer and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Forasol SEC Documents or on Schedule 2.4, there are no material agreements, arrangements or understandings between Forasol-Foramer and any party who is at the date of this Agreement an Affiliate (as defined in Rule 405 under the Securities Act) of Forasol-Foramer.

                          (ii)    Information Supplied.  None of the
information supplied or to be supplied by Forasol-Foramer for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Pride in connection with the issuance of shares of Pride Common Stock pursuant to this Agreement (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Closing Date any event with respect to Forasol-Foramer or any of its Subsidiaries, or with respect to other information supplied by Forasol-Foramer for inclusion in the S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or in the prospectus or proxy statement included therein, such event shall be so described to Pride in writing for inclusion in such amendment or supplement to be promptly filed by Pride with the SEC and, as required by law, disseminated to the shareholders of Forasol-Foramer and to the shareholders of Pride.

                          (iii)   Unaudited Financial Statements.
Forasol-Foramer has delivered to Pride an unaudited consolidated balance sheet, and related unaudited consolidated statements of income and cash flows, together with the notes thereto, of Forasol-Foramer and its consolidated Subsidiaries as of and for the nine-month period ended September 30, 1996 (the "Forasol Interim Financial Statements"). The Forasol Interim Financial Statements have been prepared in accordance with applicable requirements of GAAP in the United States and fairly present the consolidated financial condition of Forasol-Foramer and its consolidated Subsidiaries as of such dates and the consolidated results of operations and cash flows for the periods then ended, subject to normal year-end audit adjustments and any other adjustments described therein or in the notes thereto.

                          (iv)    Absence of Certain Changes or Events.  Except
as disclosed in, or reflected in the financial statements included in, the Forasol SEC Documents, the Forasol Interim Financial Statements or on Schedule 2.7, or except as contemplated by this Agreement, since September 30, 1996 there has not been (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Forasol-Foramer's capital stock; (b) any amendment of any material term of any outstanding equity security of Forasol-Foramer or any Subsidiary of Forasol-Foramer; (c) any repurchase, redemption or other acquisition by Forasol- Foramer or any Subsidiary of Forasol-Foramer of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Forasol-Foramer or any Subsidiary of Forasol-Foramer; (d) any material change in any method of accounting or accounting practice by Forasol-Foramer or any Subsidiary of Forasol-Foramer; (e) any material change in the business conducted by Forasol-Foramer or any Subsidiary of Forasol- Foramer or any change in the financial condition, assets, liabilities, profits or business of Forasol-Foramer or any Subsidiary of Forasol-Foramer other than changes in the ordinary course of business; (f) any material damage to or destruction or loss of any property or assets of Forasol-Foramer or any Subsidiary of Forasol-Foramer; (g) any borrowing of or agreement to borrow funds by Forasol-Foramer or a Subsidiary of Forasol-Foramer, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, indenture, lease, license or other instrument, commitment or agreement to which Forasol-Foramer or any Subsidiary of Forasol-Foramer is a party or by which Forasol- Foramer or any Subsidiary of Forasol-Foramer or any of their respective properties are bound; (h) any capital expenditures or series of related capital expenditures by Forasol-Foramer and its Subsidiaries, individually and as a group, exceeding in the aggregate U.S.$1.0 million; (i) any other transaction, commitment, dispute, labor trouble, strike or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that are reasonably likely to materially and adversely affect the business, operations, assets, financial condition or results of operations of Forasol-Foramer and its Subsidiaries on a consolidated basis, other than changes affecting the international well servicing and contract drilling businesses generally; or (j) any material change in the compensation paid to any director, officer or employee of Forasol-Foramer or any of its Subsidiaries.

                          (v)     No Undisclosed Material Liabilities.  Except
as disclosed in the Forasol SEC Documents, the Forasol Interim Financial Statements or on Schedule 2.8, there are no liabilities of Forasol-Foramer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to materially and adversely affect the business, operations, assets, financial condition or results of operations of Forasol-Foramer and its Subsidiaries on a consolidated basis.

                          (vi)    No Default.  Neither Forasol-Foramer nor any
of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation or otherwise prejudice) of any term, condition or provision of (a) their respective articles of incorporation or association, bylaws or equivalent governing documents; (b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Forasol-Foramer or any of its Subsidiaries is a party or by which Forasol- Foramer or any of its Subsidiaries or any of their respective properties or assets may be bound; or
(c) any order, writ, injunction, decree, statute, rule, regulation, official consent, license or permit applicable to Forasol-Foramer or any of its Subsidiaries.

                          (vii)   Compliance with Applicable Laws;
Environmental, Health and Safety Matters. Forasol- Foramer and its Subsidiaries (i) hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities known by them to be necessary for the lawful conduct of their respective businesses (the "Forasol Permits"), and (ii) are in substantial compliance with the terms of each of the Forasol Permits. None of the Forasol Permits will be adversely affected or amended as a result of the consummation of the transactions provided for herein. Except as set forth on Schedule 2.10, none of the Forasol Permits is conditional or limited in time. The businesses of Forasol-Foramer and its Subsidiaries are being conducted in substantial compliance with each law, ordinance and regulation of every Governmental Entity to which they are respectively subject, except where the failure to be in compliance would not have a material adverse effect on the business or financial condition of Forasol-Foramer and its Subsidiaries taken as a whole.. Except as set forth on Schedule 2.10, no investigation or review by any Governmental Entity with respect to Forasol-Foramer or any of its Subsidiaries is pending or, to the best knowledge of the Sellers, threatened. Without limiting the generality of any of the foregoing and except as set forth on Schedule 2.10, Forasol-Foramer and its Subsidiaries (a) are, and have continuously been, in compliance with all laws, regulations and ordinances relating to environmental, health and safety matters (including those relating to toxic and hazardous waste and the discharge of matter into the air or water) and (b) have not caused or permitted any Contaminant (as hereinafter defined) to be placed, held, located, released, generated, treated, stored or disposed of except for Contaminants stored or disposed of in substantial compliance with applicable environmental laws as necessary for the conduct of their respective businesses. Neither Forasol-Foramer nor any of its Subsidiaries has received any notice or claim that any of such parties has been or may be liable to any person as a result of any Contaminant having been generated, treated, stored, discharged, emitted, released or transported by any of them. For purposes of this Agreement, a "Contaminant" is any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum-based substance or waste, product or by-product or any constituent of any said substance, waste or product, whether solid, liquid or gaseous in form.

                          (viii)  Litigation.  Except as disclosed in, or
reflected in the financial statements included in, the Forasol SEC Documents, the Forasol Interim Financial Statements or on Schedule 2.11 and except for claims arising in the ordinary course of business which are covered by insurance, there is no suit, action, arbitration, administrative hearing, petition for bankruptcy (or equivalent) or suspension of payments, or other proceeding pending or, to the knowledge of the Forasol-Foramer, threatened against or affecting Forasol-Foramer or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Forasol-Foramer or any of its Subsidiaries.

                          (ix)    Title to Property.  Forasol-Foramer and its
Subsidiaries have good and defensible title to all their properties and assets reflected on the consolidated balance sheet as of September 30, 1996 included in the Forasol Interim Financial Statements, free and clear of all Liens except
(a) as disclosed in the Forasol SEC Documents, the notes to the Forasol Interim Financial Statements or in Schedule 2.12, (b) for sales and dispositions in the normal course of business since September 30, 1996 and (c) for Permitted Encumbrances. "Permitted Encumbrances" means (i) Liens for current taxes and assessments not yet due and payable, including without limitation Liens for nondelinquent ad valorem taxes and nondelinquent statutory Liens arising other than by reason of any default on the part of Forasol-Foramer or any of its Subsidiaries or Pride or any of its Subsidiaries, as the case may be, and (ii) such Liens on assets and properties that do not materially detract from the value thereof or interfere with the present use of the property subject thereto.

                          (x)     Taxes.

                 (d) Except as set forth on Schedule 2.13(a), each of Forasol-Foramer, each of its Subsidiaries and any affiliated, combined or unitary group of which Forasol-Foramer or any of its

Subsidiaries is or was a member has (i) timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined); (ii) timely paid all Taxes due and payable, whether or not shown on any Return (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Forasol Interim Financial Statements), for which Forasol-Foramer or any of its Subsidiaries may be liable; (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable; and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely withheld from employee wages and any other payments subject to withholding and paid over to the proper authorities all amounts required to be so withheld and paid over.

                 (e) Except to the extent being contested in good faith, all deficiencies asserted as a result of any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in the Forasol Interim Financial Statements. Except as set forth on Schedule 2.13(b) or as adequately reserved for in the Forasol Interim Financial Statements, no Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Forasol-Foramer or any of its Subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against Forasol-Foramer or any of its Subsidiaries by any authority with respect to any period. There is no outstanding claim by any taxing authority in any jurisdiction in which Forasol-Foramer and its Subsidiaries do not file Returns that Forasol-Foramer or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction. There are no Liens on any assets of Forasol-Foramer or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

                 (f) Except as disclosed on Schedule 2.13(c), neither Forasol-Foramer nor any of its Subsidiaries has executed or entered into with any taxing authority any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Forasol-Foramer or any of its Subsidiaries would be liable.

                 (g) Except as set forth in the Forasol SEC Documents or as disclosed on Schedule 2.13(d), neither Forasol-Foramer nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing agreement or similar agreement or arrangement.

                 (h) Schedule 2.13(e) discloses all Tax elections made or availed of by Forasol-Foramer and its Subsidiaries which are material to any of their respective businesses. To the knowledge of Forasol-Foramer, such Tax elections were properly and timely filed and are valid and subsisting.

                 (i) Except as disclosed on Schedule 2.13(f), neither Forasol-Foramer nor any of its Subsidiaries has formed a tax group in France or, if such a tax group exists, it may be terminated without the imposition of any Tax on Forasol-Foramer or any of its Subsidiaries.

                 (j) Except as disclosed on Schedule 2.13(g), neither Forasol-Foramer nor any of its Subsidiaries enjoys beneficial treatment in France with respect to Taxes which could be materially and adversely modified or terminated as a consequence of the change of control that will occur upon consummation of the transactions provided for herein or which is subject to conditions which could be materially and adversely affected by consummation of the transactions provided for herein.

                 (k) The most recent precompte returns (Form 2750) filed by Forasol-Foramer or any of its Subsidiaries, copies of which have been furnished to Pride, accurately reflect the amount of dividends payable by Forasol-Foramer or such Subsidiary of Forasol-Foramer without any liability, as of the date such return was filed, for precompte Taxes.

                 (l) Except as disclosed on Schedule 2.13(i), consummation of the transactions provided for or contemplated by this Agreement will not cause any Tax to become payable by Forasol-Foramer, any of the Forasol Companies or any other Subsidiary of Forasol-Foramer in any jurisdiction.

                 (m) Except as disclosed in Schedule 2.13(j), neither Forasol-Foramer nor any of its Subsidiaries (other than a Subsidiary which is a corporation created or organized in the United States or under the laws of the United States or of any state of the United States) (i) has ever been engaged in the conduct of a trade or business within the United States for U.S. federal income tax purposes, (ii) has ever been treated as having a permanent establishment or other office or fixed place of business in the United States for U.S. federal income tax purposes, (iii) is entitled to receive or has previously received any income which is treated as effectively connected with the conduct of a trade or business within the United States within the meaning of Section 871(b) or Section 882(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), (iv) owns or has ever owned any United States real property interest within the meaning of Section 897(c)(1) of the Code, or (v) is or ever has been a controlled foreign corporation within the meaning of section 957 of the Code, a passive foreign investment company within the meaning of Section 1296 of the Code, or a foreign personal holding company within the meaning of Section 552 of the Code.

                 (n) Forasol-Foramer and each of the Forasol Companies has such characteristics as to cause it to be classified as an association within the meaning of Section 7701(a)(3) of the Code. There is no indebtedness or any other interest in any of the Forasol Companies which Pride will not acquire, directly or indirectly, as a result of the transactions contemplated by this Agreement and which Pride would be required to acquire in order to acquire an amount of stock of each of the Forasol Companies meeting the requirements of
Section 338(d)(3) and Section 1504(a)(2) of the Code.

                 (o) Forasol-Foramer and its Subsidiaries have adequate and sufficient records and accounts as required for tax purposes by each of the respective jurisdictions in which they are organized or conduct their businesses and none of them has received any formal notice from any Governmental Entity or taxing authority challenging or questioning the adequacy or sufficiency of such records or accounts.

                 For purposes of this Agreement, "Taxes" shall mean any federal, provincial, state, county, local or foreign taxes, including, without limitation, all net income, gross income, corporate income, disinvestment, sales, use, value-added, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, social security, fringe benefit, pension, employee severance, license, stamp duties, custom and excise duties or withholding taxes imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

                          (i)     Pension and Benefit Plans; Other Employee
Matters.

                 (p) Forasol-Foramer and its Subsidiaries have made all material filings with Governmental Entities as required by applicable law with respect to reports, documents and notices regarding social security, employee benefit plans, employee pension plans, employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, that are maintained by Forasol-Foramer or any of its Subsidiaries or to which Forasol-Foramer or any of its Subsidiaries contributed or is obligated to contribute (collectively, the "Forasol Benefit Plans"), and have furnished such documents as are required by applicable law to the participants or beneficiaries of the Forasol Benefit Plans. Schedule 2.14(a) sets forth an accurate description of each of the Forasol Benefit Plans.

                 (q) The Forasol Benefit Plans have been funded and maintained in accordance with their terms and with all provisions of applicable law and all contributions due and payable by Forasol-Foramer and its Subsidiaries in respect of the Forasol Benefit Plans have been duly and punctually paid.
                 (r) Except as disclosed on Schedule 2.14(c) or as otherwise expressly provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of Forasol-Foramer or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Forasol Benefit Plan; or
(iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Schedule 2.14(c), there are no severance, employment or service agreements between Forasol-Foramer or any of its Subsidiaries and any employee of Forasol-Foramer or such Subsidiary. True and correct copies of any such severance, employment or service agreements and of any other documents governing matters disclosed on Schedule 2.14(c) have been provided to Pride. Neither Forasol-Foramer nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving actual or potential compensation in excess of U.S. $10,000 per month or U.S. $100,000 in the aggregate, except as is terminable upon one month's notice or less.

                 (s) Except as disclosed on Schedule 2.14(d), no stock or other security issued by Forasol-Foramer or any of its Subsidiaries forms or has formed a material part of the assets of any Forasol Benefit Plan.

                 (t) Except as disclosed on Schedule 2.14(e), (i) the employment of each employee of Forasol-Foramer and its Subsidiaries may be terminated at any time at no cost to any of them other than costs imposed by the Forasol Benefit Plans and by applicable French or other local laws, rules or regulations, (ii) to the knowledge of Forasol-Foramer, no key officer of Forasol-Foramer or any of its Subsidiaries and no group of employees of Forasol-Foramer or any of its Subsidiaries intends to terminate his or her employment at, prior or subsequent to the Closing, whether or not as a result of the transactions contemplated herein, and (iii) neither Forasol-Foramer nor any of its Subsidiaries has any direct or indirect liability, accrued, contingent or otherwise, in respect of any severance obligations.

                 (u) Schedule 2.14(f) sets forth a true and complete listing of the name, responsibility, seniority, total annual compensation, total accrued vacation and other benefits of each person employed by Forasol-Foramer or any of its Subsidiaries presently receiving compensation aggregating in excess of U.S. $100,000 per year.

                          (i)     Labor Agreements.  Except as disclosed on
Schedule 2.15:

                 (v) other than as required by applicable law, neither Forasol-Foramer nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Forasol-Foramer or any of its Subsidiaries, nor does Forasol-Foramer know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                 (w) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Forasol-Foramer or any of its Subsidiaries pending or, to the knowledge of Forasol-Foramer, threatened;

                 (x) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing or any Governmental Entity alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Forasol- Foramer or any of its Subsidiaries pending or, to the knowledge of Forasol-Foramer, threatened;

                 (y) there is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Forasol-Foramer, threatened against or involving Forasol-Foramer or any of its Subsidiaries;

                 (z) Forasol-Foramer and each of its Subsidiaries are in substantial compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, social security, pension and unemployment benefits, and salary-related Taxes, in each case with respect to temporary as well as permanent employees; and

                 (aa) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Forasol-Foramer, threatened in respect to which any current or former director, officer, employee or agent of Forasol-Foramer or any of its Subsidiaries is or may be entitled to claim indemnification from Forasol-Foramer or any of its Subsidiaries pursuant to their respective charters, bylaws or other organizational documents, any indemnification agreement to which Forasol-Foramer or any Subsidiary of Forasol-Foramer is a party or applicable law.

                          (i)     Intangible Property.  Forasol-Foramer and its
Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, trade secrets and copyrights necessary for the operation of the businesses of each of Forasol-Foramer and its Subsidiaries (collectively, the "Forasol Intangible Property"). Except as set forth on Schedule 2.16, all of the Forasol Intangible Property is owned by Forasol-Foramer or its Subsidiaries free and clear of any and all Liens or claims, and neither Forasol-Foramer nor any such Subsidiary has forfeited or otherwise relinquished any Forasol Intangible Property. To the knowledge of Forasol-Foramer, the use of the Forasol Intangible Property by Forasol-Foramer or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, trade secret, copyright or any pending application therefor of any other person; there have been no claims made and neither Forasol-Foramer nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Forasol Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Forasol Intangible Property.

                          (ii)    Absence of Foreign or Enemy Status; Sensitive
Payments. Neither Forasol-Foramer nor any of its Subsidiaries is a "national" of a "designated foreign country" within the definitions in the Foreign, Cuban or Iranian Assets Control Regulations of the United States Department of Treasury or rulings issued thereunder. The respective businesses of Forasol-Foramer and its Subsidiaries and the results of their respective operations are not dependent upon any practice or custom in any jurisdiction that, if engaged in or observed by Pride and its Subsidiaries, would constitute a violation of the U.S. Foreign Corrupt Practices Act or the laws of any jurisdiction governing the use of corporate funds for contributions, gifts, entertainment or other expenses related to political activity.

                          (iii)   No Material Operations in the United States.
Forasol-Foramer and its Subsidiaries as a group do not have operations or assets in the United States that would cause this Agreement or any of the transactions provided for herein to be or become subject to any filing under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                          (iv)    Opinion of Financial Advisor.
Forasol-Foramer has received the opinion of Jefferies & Company, Inc. (a copy of which has been delivered to Pride) to the effect that, as of the date on which the Board of Supervisory Directors of Forasol-Foramer approved this Agreement, the Consideration to be received by the holders of Forasol Common Shares pursuant to this Agreement is fair from a financial point of view to such holders.

                          (v)     Books and Records.  The books, minute books,
records and accounts of Forasol-Foramer and its Subsidiaries are complete and correct in all material respects and accurately and fairly reflect the transactions to which each of Forasol-Foramer and its Subsidiaries is or has been a party.

                          (vi)    Contracts and Commitments.  Schedule 2.21
sets forth a complete and accurate description of all Material Contracts (as hereinafter defined) to which Forasol-Foramer and each of its Subsidiaries is a party. For purposes of this Agreement, a "Material Contract" is (i) any contract or agreement relating to providing or acquiring property (including intangible property), goods or services or the borrowing or lending of money that is reasonably expected to involve payments or receipts of U.S.$1.0 million or more; (ii) any contract or agreement purporting to create a partnership, joint venture or other business affiliation with an unrelated third party;
(iii) any lease of real or personal property that is reasonably expected to involve payments or receipts of U.S.$250,000 during any twelve-month period;
(iv) any sales representative, foreign agent's agency or distribution agreement; (v) any technical services agreement, management contract or similar agreement having a term exceeding twelve months; and (vi) any contract or agreement with any of the Forasol Controlling Shareholders. All of the Material Contracts described on Schedule 2.21 are valid, binding and in full force and effect, have not been amended or supplemented in any material respect, and upon consummation of the transactions provided for herein, will be enforceable by the Forasol Companies and their Subsidiaries in accordance with their respective terms. To the knowledge of Forasol-Foramer, no party to any of the Material Contracts described on Schedule 2.21 has defaulted in the performance of its obligations thereunder, and no events have occurred that with the lapse of time or action or inaction by any party thereto will result in any violations or terminations thereof or any defaults thereunder. Except as described on Schedule 2.21, Forasol-Foramer and its Subsidiaries are not subject to any contract, agreement or arrangement, written or oral, (i) that restricts the business operations of Forasol-Foramer or any of its Subsidiaries geographically or territorially, (ii) with any competitor of Forasol-Foramer or any of its Subsidiaries or, to the knowledge of Forasol-Foramer, any competitor of Pride or any of its Subsidiaries, (iii) that is not related to the normal business operations of Forasol-Foramer and its Subsidiaries, (iv) the termination of which is subject to the payment of a penalty or indemnity exceeding U.S. $100,000 or more than 30 days' prior notice, (v) that is subject to cancellation or termination upon consummation of the transactions provided for herein, (vi) which imposes or purports to impose upon Forasol-Foramer or any of its Subsidiaries joint and several liability with unaffiliated third parties, or (vii) that to the knowledge of Forasol- Foramer, conflicts with or may conflict with any applicable laws or regulations.

                          (vii)   Customers and Suppliers.  Since September 30,
1996, there has not been any adverse change in the relationship or course of dealing between Forasol-Foramer or any of its Subsidiaries, on the one hand, and any of their respective suppliers or customers, on the other hand; and Forasol-Foramer has no reason to believe that (a) any supplier supplying products, materials or services to Forasol-Foramer or any of its Subsidiaries intends to cease selling such products, materials or services to any of Forasol-Foramer and its Subsidiaries or to limit or reduce such sales to any of Forasol-Foramer and its Subsidiaries or materially alter the terms or conditions of any such sales or (b) any customer of any of Forasol-Foramer and its Subsidiaries intends to terminate, limit or reduce its business relations with any of Forasol-Foramer and its Subsidiaries. Except as set forth on
Schedule 2.22, neither Forasol- Foramer, any of its Subsidiaries, any of the Forasol Controlling Shareholders, nor any of their respective officers or directors possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any business organization that is a supplier, customer, lessor, lessee or competitor or potential competitor of Forasol-Foramer or any of its Subsidiaries. Ownership of less than 2% of a class of securities of a company traded on a recognized securities exchange shall not be deemed to be a "financial interest" for purposes of this Section 2.22.

                          (viii)  Powers of Attorneys and Suretyships.  Except
as disclosed in Schedule 2.23, neither Forasol-Foramer nor any of its Subsidiaries has outstanding any general or special power of attorney (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party.

                          (ix)    Vote Required.  The affirmative vote of the
holders of a majority of the outstanding Forasol Common Shares is the only vote of the holders of any class or series of Forasol-Foramer capital stock necessary to approve the Forasol Vote Matter.

                          (x)     Beneficial Ownership of Pride Common Stock.
As of the date hereof, neither Forasol- Foramer nor any of its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any outstanding shares of Pride Common Stock or, except as contemplated by this Agreement, has any option or other right to acquire any shares of Pride Common Stock.

                          (xi)    Insurance.  Schedule 2.26 is a complete and
accurate summary of Forasol-Foramer's and each of its Subsidiaries' insurance coverages in effect as of the date hereof. Forasol-Foramer and its Subsidiaries maintain all insurance coverages required by law and all other insurance coverages reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not adversely affect such coverage.

                          (xii)   Brokers.  Except for the fees and expenses
payable to Jefferies & Company, Inc., as reflected in a written agreement (a true and correct copy of which has been furnished to Pride), no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers.

                          (xiii)  Disclosure.  Pride has been furnished with
complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, any schedule delivered by the Sellers pursuant to this Agreement. Each of such schedules provided by the Sellers is complete and correct.


                                   ARTICLE 0.3

     REPRESENTATIONS AND WARRANTIES OF THE FORASOL CONTROLLING SHAREHOLDERS

                 Each of the Forasol Controlling Shareholders, severally and not jointly, represents and warrants to Pride that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) it is the record and beneficial owner of the number of Forasol Common Shares set forth opposite its name on Schedule 2.2, (iii) it has all requisite power and authority, and has taken all necessary corporate action, to authorize, execute and deliver this Agreement, (iv) it does not own, either actually or constructively, within the meaning of Section 304(c) of the Code, any shares of Pride Common Stock, and (v) and this Agreement has been duly executed and delivered by such Forasol Controlling Shareholder and constitutes a valid and binding obligation of such Forasol Controlling Shareholder enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of rights of creditors).


                                  ARTICLE 0.4

                    REPRESENTATIONS AND WARRANTIES OF PRIDE

                 Pride represents and warrants to the Sellers as follows:

                          (i)     Organization, Standing and Power.  Each of
Pride and its Subsidiaries is a corporation, partnership, joint venture or other business entity duly organized, validly existing and in good standing (with all required filings and registrations with relevant authorities having been duly made) under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties and other assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially and adversely affect the business or financial condition of Pride and its Subsidiaries on a consolidated basis. The Subsidiaries of Pride are identified on Schedule 4.1, which also identifies the respective jurisdictions of incorporation or organization thereof. Except as set forth on Schedule 4.1, Pride does not own or control, directly or indirectly, any interest in any business entity, and no part of the assets or business of Pride or any of its Subsidiaries is owned or operated by or through any entity other than those business entities identified on Schedule 4.1.
Schedule 4.1 also sets forth an accurate summary of the principal place or places of business of, and the major assets held by, each of the Subsidiaries of Pride.

                          (ii)    Capital Structure; Ownership.  As of the date
hereof, the authorized capital stock of Pride consists of 40,000,000 shares of Pride Common Stock and 5,000,000 shares of preferred stock, no par value, of Pride (the "Pride Preferred Stock"), of which (a) 28,517,656 shares of Pride Common Stock are issued and outstanding and 9,478,579 shares of Pride Common Stock are reserved for issuance upon (i) exercise of outstanding stock options granted pursuant to Pride's Employee Stock Purchase Plan, Long-Term Incentive Plan and 1993 Directors' Stock Option Plan, (ii) exercise of outstanding warrants and (iii) conversion of Pride's 6 1/4% Convertible Subordinated Debentures due 2006; (c) 54,220 shares of Pride Common Stock are held by Pride in its treasury or by its wholly owned Subsidiaries; and (d) no shares of Pride Preferred Stock are issued and outstanding. All outstanding shares of Pride Common Stock are validly issued, fully paid and nonassessable and are not subject to any preemptive rights. Except as set forth on Schedule 4.2, all outstanding shares of capital stock of the Subsidiaries of Pride are owned by Pride or a direct or indirect wholly owned Subsidiary of Pride, free and clear of all Liens. Except as set forth in this Section 4.2 or on Schedule 4.2, there are outstanding (i) no shares of capital stock, depository receipts or other equity securities of Pride; (ii) no securities of Pride or any Subsidiary of Pride convertible into or exchangeable for shares of capital stock, depository receipts or other equity securities of Pride or any Subsidiary of Pride; and
(iii) no options, warrants, calls, rights (including preemptive rights, rights of first refusal or other similar rights), commitments or agreements to which Pride or any Subsidiary of Pride is a party or by which it is bound in any case obligating Pride or any Subsidiary of Pride to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any additional shares of capital stock, depository receipts or any other equity securities of Pride or of any Subsidiary of Pride or obligating Pride or any Subsidiary of Pride to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no shareholder agreements, voting trusts or other agreements or understandings to which Pride is a party or by which it is bound relating to the voting of any shares of the capital stock of Pride that will limit in any way the solicitation of proxies by or on behalf of Pride from, or the casting of votes by, the shareholders of Pride with respect to the Pride Vote Matter (as defined in Section 4.3(a)). There are no restrictions on the ability of Pride to vote or cause to be voted the stock of or other interest in any of its Subsidiaries.

                          (iii)   Authority; No Violations; Consents and
Approvals.

                 (a) The Board of Directors of Pride has approved this Agreement and the transactions provided for herein with no negative vote, and has declared this Agreement and such transactions to be in the best interests of the shareholders of Pride. Pride has all requisite corporate power and authority to enter into this Agreement and, subject to the authorization of the shares of Pride Common Stock issuable pursuant to this Agreement and the transactions contemplated hereby (the "Pride Vote Matter") by the shareholders of Pride in accordance with Louisiana law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pride, subject only to approval of the Pride Vote Matter by the shareholders of Pride in accordance with Louisiana law. This Agreement has been duly executed and delivered by Pride and, subject only to approval of the Pride Vote Matter by the shareholders of Pride in accordance with Louisiana law, constitutes a valid and binding obligation of Pride enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of rights of creditors).

                 (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under or prejudice, or result in the creation of any Lien upon any of the properties or assets of Pride or any of its Subsidiaries under, any provision of (i) the Restated Articles of Incorporation or Bylaws of Pride or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Pride or any of its Subsidiaries or (iii) assuming the approval of the Pride Vote Matter by the shareholders of Pride has been obtained, any judgment, order, decree, statute, law, ordinance, rule, regulation, official consent, license or permit applicable to Pride or any of its Subsidiaries or any of their respective properties or assets. The consummation of the transactions contemplated hereby will not result in the acceleration or otherwise require the prepayment of any banking or other indebtedness of Pride or of any of its Subsidiaries.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from (including any renewal of or supplement to any of the foregoing) any Governmental Entity is required by or with respect to Pride or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Pride or the consummation by Pride of the transactions contemplated hereby, except for the filing with the SEC of the S- 4 and such reports under the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required.

                          (i)     SEC Documents.  Pride has delivered to
Forasol-Foramer a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Pride with the SEC since January 1, 1996 (the "Pride SEC Documents"), which are all the documents that Pride has been required to file with the SEC since such date. As of their respective dates, the Pride SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pride SEC Documents, and none of the Pride SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Pride included in the Pride SEC Documents, including those constituting a part of Pride's quarterly report on Form 10-Q for the nine months ended September 30, 1996, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP in the United States applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the
SEC) and fairly present in accordance with applicable requirements of GAAP in the United States (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Pride and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Pride and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Pride SEC Documents, there are no agreements, arrangements or understandings between Pride and any party who is at the date of this Agreement an Affiliate of Pride.

                          (ii)    Information Supplied.  None of the
information supplied or to be supplied by Pride for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Closing Date any event with respect to Pride or any of its Subsidiaries, or with respect to other information supplied by Pride for inclusion in the S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or in the prospectus or proxy statement included therein, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Pride and to the shareholders of Forasol-Foramer.

                          (iii)   Absence of Certain Changes or Events.  Except
as disclosed in, or reflected in the financial statements included in, the Pride SEC Documents or on Schedule 4.6, or except as contemplated by this Agreement, since September 30, 1996 there has not been (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Pride's capital stock; (b) any amendment of any material term of any outstanding equity security of Pride or any Subsidiary of Pride; (c) any repurchase, redemption or other acquisition by Pride or any Subsidiary of Pride of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Pride or any Subsidiary of Pride; (d) any material change in any method of accounting or accounting practice by Pride or any Subsidiary of Pride; (e) any material change in the business conducted by Pride or any Subsidiary of Pride or any change in the financial condition, assets, liabilities, profits or business of Pride or any Subsidiary of Pride other than changes in the ordinary course of business; (f) any material damage to or destruction or loss of any property or assets of Pride or any Subsidiary of Pride; (g) any borrowing of or agreement to borrow funds by Pride or a Subsidiary of Pride, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, indenture, lease, license or other instrument, commitment or agreement to which Pride or any Subsidiary of Pride is a party or by which Pride or any Subsidiary of Pride or any of their respective properties are bound; (h) any capital expenditures or series of related capital expenditures by Pride and its Subsidiaries, individually and as a group, exceeding in the aggregate U.S.$1.0 million; (i) any other transaction, commitment, dispute, labor trouble, strike, or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that are reasonably likely to materially and adversely affect the business, operations, assets, financial condition or results of operations of Pride and its Subsidiaries on a consolidated basis, other than changes affecting the international well servicing and contract drilling businesses generally; or (j) any material change in the compensation paid to any director, officer or employee of Pride or any of its Subsidiaries.

                          (iv)    No Undisclosed Material Liabilities.  Except
as disclosed in the Pride SEC Documents or on Schedule 4.7, there are no liabilities of Pride or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to affect adversely the business, operations, assets, financial condition or results of operations of Pride and its Subsidiaries on a consolidated basis.

                          (v)     No Default.  Neither Pride nor any of its
Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation or otherwise prejudice) of any term, condition or provision of (a) their respective articles of incorporation or association, bylaws or equivalent governing documents; (b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Pride or any of its Subsidiaries is now a party or by which Pride or any of its Subsidiaries or any of their respective properties or assets may be bound; or (c) any order, writ, injunction, decree, statute, rule, regulation, official consent, license or permit applicable to Pride or any of its Subsidiaries.

                          (vi)    Compliance with Applicable Laws;
Environmental, Health and Safety Matters. Pride and its Subsidiaries (i) hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities known by them to be necessary for the lawful conduct of their respective businesses (the "Pride Permits"), and (ii) are in substantial compliance with the terms of each of the Pride Permits. None of the Pride Permits will be adversely affected or amended as a result of the consummation of the transactions provided for herein.
Except as set forth on Schedule 4.9, none of the Pride Permits is conditional or limited in time. The businesses of Pride and its Subsidiaries are being conducted in substantial compliance with each law, ordinance and regulation of every Governmental Entity to which they are respectively subject, except where the failure to be in compliance would not have a material adverse effect on the business or financial condition of Pride and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.9, no investigation or review by any Governmental Entity with respect to Pride or any of its Subsidiaries is pending or, to the best knowledge of Pride, threatened. Without limiting the generality of any of the foregoing and except as set forth on Schedule 4.9, Pride and its Subsidiaries (a) are, and have continuously been, in compliance with all laws, regulations and ordinances relating to environmental, health and safety matters (including those relating to toxic and hazardous waste and the discharge of matter into the air or water) and (b) have not caused or permitted any Contaminant to be placed, held, located, released, generated, treated, stored or disposed of except for Contaminants stored or disposed of in substantial compliance with applicable environmental laws as necessary for the conduct of their respective businesses. Neither Pride nor any of its Subsidiaries has received any notice or claim that any of such parties has been or may be liable to any person as a result of any Contaminant having been generated, treated, stored, discharged, emitted, released or transported by any of them.

                          (vii)   Litigation.  Except as disclosed in, or
reflected in the financial statements included in, the Pride SEC Documents or on Schedule 4.10 and except for claims arising in the ordinary course of business which are covered by insurance, there is no suit, action, arbitration, administrative hearing, petition for bankruptcy (or equivalent) or suspension of payments, or other proceeding pending or, to the knowledge of Pride, threatened against or affecting Pride or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Pride or any of its Subsidiaries.

                          (viii)  Title to Property.  Pride and its
Subsidiaries have good and defensible title to all their properties and assets reflected on the consolidated balance sheet as of September 30, 1996 included in the Pride SEC Documents, free and clear of all Liens except (a) as disclosed in the Pride SEC Documents or in Schedule 4.11, (b) for sales and dispositions in the normal course of business since September 30, 1996 and (c) for Permitted Encumbrances.


                          (ix)    Taxes.

                 (d) Except as set forth on Schedule 4.12(a), each of Pride, each of its Subsidiaries and any affiliated, combined or unitary group of which Pride or any of its Subsidiaries is or was a member has (i) timely filed all Returns required to be filed or sent by or with respect to it in respect of any Taxes; (ii) timely paid all Taxes due and payable, whether or not shown on any Return (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the quarterly report on Form 10-Q for the nine months ended September 30, 1996 included in the Pride SEC Documents), for which Pride or any of its Subsidiaries may be liable; (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely withheld from employee wages and any other payments subject to withholding and paid over to the proper authorities all amounts required to be so withheld and paid over.

                 (e) Except to the extent being contested in good faith, all deficiencies asserted as a result of any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in the quarterly report on Form 10-Q for the nine months ended September 30, 1996 included in the Pride SEC Documents. Except as set forth on Schedule 4.12(b) or as adequately reserved for in the quarterly report on Form 10-Q for the nine months ended September 30, 1996 included in the Pride SEC Documents, no Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Pride or any of its Subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against Pride or any of its Subsidiaries by any authority with respect to any period. There is no outstanding claim by any taxing authority in any jurisdiction in which Pride and its Subsidiaries do not file Returns that Pride or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction. There are no Liens on any assets of Pride or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

                 (f) Except as disclosed on Schedule 4.12(c), neither Pride nor any of its Subsidiaries has executed or entered into with any taxing authority any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Pride or any of its Subsidiaries would be liable.

                 (g) Except as set forth in the Pride SEC Documents or as disclosed on Schedule 4.12(d), neither Pride nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

                          (i)     Pension and Benefit Plans; Other Employee
Matters.

                 (h) Pride and its Subsidiaries have made all material filings with Governmental Entities as required by applicable law with respect to reports, documents and notices regarding social security, employee benefit plans, employee pension plans, employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, that are maintained by Pride or any of its Subsidiaries or to which Pride or any of its Subsidiaries contributed or is obligated to contribute (collectively, the "Pride Benefit Plans"), and have furnished such documents as are required by applicable law to the participants or beneficiaries of the Pride Benefit Plans. Schedule 4.13(a) sets forth an accurate description of each of the Pride Benefit Plans.

                 (i) The Pride Benefit Plans have been funded and maintained in accordance with their terms and with all provisions of applicable law and all contributions due and payable by Pride and its Subsidiaries in respect of the Pride Benefit Plans have been duly and punctually paid.

                 (j) Except as disclosed on Schedule 4.13(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of Pride or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Pride Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Schedule 4.13(c), there are no severance, employment or service agreements between Pride or any of its Subsidiaries and any employee of Pride or such Subsidiary. True and correct copies of any such severance, employment or service agreements and of any other documents governing matters disclosed on Schedule 4.13(c) have been provided to Forasol-Foramer. Neither Pride nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving actual or potential compensation in excess of U.S. $10,000 per month or U.S. $100,000 in the aggregate, except as is terminable upon one month's notice or less.

                 (k) Except as disclosed on Schedule 4.13(d), no stock or other security issued by Pride or any of its Subsidiaries forms or has formed a material part of the assets of any Pride Benefit Plan.

                 (l) Except as disclosed on Schedule 4.13(e), (i) the employment of each employee of Pride and its Subsidiaries may be terminated at any time at no cost to any of them other than costs imposed by the Pride Benefit Plans and by applicable local laws, rules or regulations, (ii) to the knowledge of Pride, no key officer of Pride or any of its Subsidiaries and no group of employees of Pride or any of its Subsidiaries intends to terminate his or her employment at, prior or subsequent to the Closing, whether or not as a result of the transactions contemplated herein, and (iii) neither Pride nor any of its Subsidiaries has any direct or indirect liability, accrued, contingent or otherwise, in respect of any severance obligations.

                 (m) Schedule 4.13(f) sets forth a true and complete listing of the names, total annual compensation, total accrued vacation and other benefits of each person employed by Pride or any of its Subsidiaries presently receiving compensation aggregating in excess of U.S.$100,000 per year.

                          (i)     Labor Agreements.  Except as disclosed on
Schedule 4.14:

                 (n) other than as required by applicable law, neither Pride nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Pride or any of its Subsidiaries, nor does Pride or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                 (o) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Pride or any of its Subsidiaries pending or, to the knowledge of Pride or any of its Subsidiaries, threatened;

                 (p) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing or any

Governmental Entity alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Pride or any of its Subsidiaries pending or, to the knowledge of Pride or any of its Subsidiaries, threatened;

                 (q) there is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Pride or any of its Subsidiaries, threatened against or involving Pride or any of its Subsidiaries;

                 (r) Pride and each of its Subsidiaries are in substantial compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, social security, pension and unemployment benefits, and salary-related Taxes, in each case with respect to temporary as well as permanent employees;; and

                 (s) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Pride or any of its Subsidiaries, threatened in respect to which any current or former director, officer, employee or agent of Pride or any of its Subsidiaries is or may be entitled to claim indemnification from Pride or any of its Subsidiaries pursuant to their respective charters, bylaws or other organizational documents, any indemnification agreement to which Pride or any Subsidiary of Pride is a party or applicable law.

                          (i)     Intangible Property.  Pride and its
Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, trade secrets and copyrights necessary for the operation of the businesses of each of Pride and its Subsidiaries (collectively, the "Pride Intangible Property"). Except as set forth on Schedule 4.15, all of the Pride Intangible Property is owned by Pride or its Subsidiaries free and clear of any and all Liens or claims, and neither Pride nor any such Subsidiary has forfeited or otherwise relinquished any Pride Intangible Property. To the knowledge of Pride, the use of the Pride Intangible Property by Pride or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, trade secret, copyright or any pending application therefor of any other person; there have been no claims made and neither Pride nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Pride Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Pride Intangible Property.

                          (ii)    Sensitive Payments.  The respective
businesses of Pride and its Subsidiaries and the results of their respective operations are not dependent upon any practice or custom in any jurisdiction that constitutes a violation of the U.S. Foreign Corrupt Practices Act or the laws of any jurisdiction governing the use of corporate funds for contributions, gifts, entertainment or other expenses related to political activity.

                          (iii)   Opinion of Financial Advisor.  Pride has
received the opinion of Simmons & Company International (a copy of which has been delivered to Forasol-Foramer) to the effect that, as of the date on which the Board of Directors of Pride approved this Agreement, the Consideration for the Purchased Shares is fair from a financial point of view to Pride's shareholders.

                          (iv)    Books and Records.  The books, minute books,
records and accounts of Pride and its Subsidiaries are complete and correct in all material respects and accurately and fairly reflect the transactions to which each of Pride and its Subsidiaries is or has been a party.

                          (v)     Contracts and Commitments.  Schedule 4.19
sets forth a complete and accurate description of all Material Contracts to which Pride and each of its Subsidiaries is a party. All of the Material Contracts described on Schedule 4.19 are valid, binding and in full force and effect, have not been amended or supplemented in any material respect, and upon consummation of the transactions provided for herein, will be enforceable by Pride and its Subsidiaries in accordance with their respective terms. To the knowledge of Pride, no party to any of the Material Contracts described on
Schedule 4.19 has defaulted in the performance of its obligations thereunder, and no events have occurred that with the lapse of time or action or inaction by any party thereto will result in any violations or terminations thereof or any defaults thereunder. Except as described on Schedule 4.19, Pride and its Subsidiaries are not subject to any contract, agreement or arrangement, written or oral, (i) that restricts the business operations of Pride or any of its Subsidiaries geographically or territorially, (ii) with any competitor of Pride or any of its Subsidiaries or, to the knowledge of Pride, any competitor of Forasol-Foramer or any of its Subsidiaries, (iii) that is not related to the normal business operations of Pride and its Subsidiaries, (iv) the termination of which is subject to the payment of a penalty or indemnity exceeding U.S. $100,000 or more than 30 days' prior notice, (v) that is subject to cancellation or termination upon consummation of the transactions provided for herein, (vi) which imposes or purports to impose upon Pride or any of its Subsidiaries joint and several liability with unaffiliated third parties, or
(vii) to the knowledge of Pride, conflicts with or may conflict with any applicable laws or regulations.

                          (vi)    Customers and Suppliers.  Since September 30,
1996, there has not been any adverse change in the relationship or course of dealing between Pride or any of its Subsidiaries, on the one hand, and any of their respective suppliers or customers, on the other hand; and Pride has no reason to believe that (a) any supplier supplying products, materials or services to Pride or any of its Subsidiaries intends to cease selling such products, materials or services to any of Pride and its Subsidiaries or to limit or reduce such sales to any of Pride and its Subsidiaries or materially alter the terms or conditions of any such sales or (b) any customer of any of Pride and its Subsidiaries intends to terminate, limit or reduce its business relations with any of Pride and its Subsidiaries. Except as set forth on
Schedule 4.20, neither Pride nor any officer or director of Pride or of any of its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any business organization that is a supplier, customer, lessor, lessee or competitor or potential competitor of Pride or any of its Subsidiaries. Ownership of less than 2% of a class of securities of a company traded on a recognized securities exchange shall not be deemed to be a "financial interest" for purposes of this Section 4.20.

                          (vii)   Powers of Attorneys and Suretyships.  Except
as disclosed in Schedule 4.21, neither Pride nor any of its Subsidiaries has outstanding any general or special power of attorney (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party.

                          (viii)  Vote Required.  The affirmative vote of the
holders of a majority of the outstanding shares of Pride Common Stock represented in person or by proxy and constituting a quorum at a duly called meeting thereof is the only vote of the holders of any class or series of Pride capital stock necessary to approve the Pride Vote Matter.

                          (ix)    Beneficial Ownership of Forasol Common
Shares. As of the date hereof, neither Pride nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Forasol Common Shares or, except as contemplated by this Agreement, has any option or other right to acquire any Forasol Common Shares.

                          (x)     Insurance.  Schedule 4.24 is a complete and
accurate summary of Pride's and each of its Subsidiaries' insurance coverages in effect as of the date hereof. Pride and its Subsidiaries maintain all insurance coverages required by law and all other insurance coverages reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not adversely affect such coverage.

                          (xi)    Brokers. No broker, investment banker or
other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pride. Simmons & Company International is entitled to usual and customary fees for the opinion described in Section 4.17.

                          (xii)   Financing.  Pride has sufficient resources,
including commitments from financial institutions, available to it to pay the aggregate Cash Consideration on the Closing Date.

                          (xiii)  Disclosure.  Forasol-Foramer has been
furnished with complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, any schedule delivered by Pride pursuant to this Agreement. Each of such schedules provided by Pride is complete and correct.


                                  ARTICLE 0.5

                   CONDUCT OF BUSINESSES PENDING THE CLOSING

                          (i)     Conduct of Business by Forasol-Foramer and
Pride. During the period from the date of this Agreement and continuing until the Closing, each of Pride and Forasol-Foramer and their respective Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing. The Sellers agree as to Forasol-Foramer and its Subsidiaries, and Pride agrees as to itself and its Subsidiaries, that (except as expressly contemplated or permitted by this Agreement, or except as set forth in a Schedule hereto specifically identifying the relevant Section hereof to which such exception relates, or to the extent that the other parties shall otherwise consent in writing) neither Pride, Forasol-Foramer nor any of their respective Subsidiaries shall:

                 (a) declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or issue, deliver or sell any additional shares of its capital stock, any securities or obligations convertible into or exchangeable for its capital stock, or effect any stock split or reverse stock split or other recapitalization, except (i) for the declaration and payment of dividends from a Subsidiary of Forasol-Foramer to Forasol-Foramer or another Subsidiary of Forasol-Foramer; (ii) for the declaration and payment of dividends from a Subsidiary of Pride to Pride or another Subsidiary of Pride; (iii) for cash dividends or distributions paid on or with respect to the capital stock or partnership interests of a Subsidiary of either Forasol-Foramer or Pride; or
(iv) as required by the terms of its securities outstanding on the date hereof or as contemplated by its existing employee benefit plans;

                 (b) amend or propose to amend its articles of incorporation or association, bylaws or equivalent governing documents, or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

                 (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except such acquisitions whose aggregate purchase price is not in excess of U.S.$10.0 million;

                 (d) except as described on Schedule 5.1(d) in the case of Pride, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice;

                 (e) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

                 (f) make any changes in its accounting methods, except as required by law, rule, regulation or GAAP;

                 (g) (i) grant any increases in the compensation of or stock options to any of its directors, officers or employees, except increases in the ordinary course of business consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by law or by any of its existing employee benefit plans as in effect on the date hereof to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) become obligated under any new employee benefit plan that was not in existence or approved by its governing board prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

                 (h) (i) incur any indebtedness for borrowed money (except for working capital under its existing credit facilities and refinancings of existing debt that permit prepayment of such debt without penalty) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or guarantee any debt securities of others; (ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any Liens on its property in connection with any indebtedness thereof, except for those securing purchase money indebtedness; or (iii) commit to any capital expenditures not provided for in the capital budget, as amended and approved by such party prior to the date hereof; provided, however, that this Section 5.1(h) shall not prohibit or restrict Pride or any of its Subsidiaries from taking any such action as it deems appropriate to finance, raise or provide funds for the payment of the aggregate Cash Consideration provided for herein;

                 (i) enter into any agreement or arrangement with any of its Affiliates on terms materially less favorable to it than could be reasonably expected to have been obtained with an unaffiliated third party on an arms'- length basis; provided, however, that this Section 5.1(i) shall not prohibit any agreement or arrangement between Pride and its wholly owned Subsidiaries or between Forasol-Foramer and its wholly owned Subsidiaries;

                 (j) modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which it is a party or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice; or

                 (k) take or fail to take any other action that would reasonably be expected to (i) cause any representation or warranty herein or any statement in any Schedule hereto to be inaccurate, incomplete or misleading or (ii) prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by this Agreement.

                          (i)     No Solicitation.

                 (l) From and after the date hereof, none of the Sellers will, nor will such parties authorize or permit any of their respective officers, directors, employees, agents and other representatives or those of any of their respective Subsidiaries (collectively, "Forasol Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of providing information) any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined) from any person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate, any such proposal; provided, however, that, notwithstanding any other provision of this Agreement, (i) Forasol-Foramer's Board of Supervisory Directors may take and disclose to Forasol-Foramer's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act and (ii) following receipt from a third party (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Sellers or any Forasol Representative) of a bona fide Acquisition Proposal that is financially superior to the Consideration provided for herein (as determined in each case in good faith by both Forasol-Foramer's Board of Supervisory Directors and the Forasol Controlling Shareholders after consultation with Forasol-Foramer's financial advisors and outside counsel), (x) the Sellers may engage in discussions or negotiations with such third party and may furnish such third party information concerning Forasol-Foramer and its business, properties and assets and (y) the Board of Supervisory Directors of Forasol-Foramer may withdraw, modify or not make its recommendation to the shareholders of Forasol-Foramer to vote in favor of the Forasol Vote Matter or terminate this Agreement in accordance with Section 8.1(f), but in each case referred to in the foregoing clauses (i) and (ii) only to the extent that the Board of Supervisory Directors of Forasol-Foramer and the Forasol Controlling Shareholders shall conclude in good faith after consultation with Forasol-Foramer's financial advisors and outside counsel that such action is necessary for the Board of Supervisory Directors of Forasol-Foramer to act in a manner consistent with its fiduciary obligations under applicable law, notwithstanding (1) a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties and (2) any concessions that may be offered by Pride.

                 (m) Prior to taking any action referred to in Section 5.2(a), if the Sellers intend to participate in any such discussions or negotiations or provide any such information to any such third party, they shall give reasonable prior notice to Pride of each such action. The Sellers shall promptly notify Pride of any such requests for information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the terms and conditions of any Acquisition Proposal.

                 (n) Nothing in this Section 5.2 shall permit any of the Sellers to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement.

                 (o) As used in this Agreement, "Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Pride or any of its Affiliates, for, or that could be reasonably expected to lead to an acquisition, merger, take-over bid, sale of all or substantially all of the assets of, or sale of shares of the capital stock of, Forasol-Foramer or any of its Subsidiaries or any similar transactions involving Forasol-Foramer or any of its Subsidiaries.


                                  ARTICLE 0.6

                             ADDITIONAL AGREEMENTS

                          (i)     S-4 Registration Statement; Special
Shareholders' Meetings. Pride shall promptly prepare and file with the SEC the S-4, which shall include a prospectus to be furnished to the shareholders of Forasol-Foramer and a proxy statement to be furnished to the shareholders of Pride in connection with the Forasol Shareholders' Meeting (as hereinafter defined) and the Pride Shareholders' Meeting (as hereinafter defined), respectively, in each case complying with all applicable requirements of the Securities Act and the Exchange Act. Thereafter, Pride shall use its best efforts to have the S-4 declared effective under the Securities Act and to obtain all necessary state securities laws or "Blue Sky" permits, approvals and registrations in connection with the issuance of Pride Common Stock constituting the Stock Consideration. Forasol-Foramer shall furnish all information concerning Forasol-Foramer, its Subsidiaries, the Forasol Controlling Shareholders and the other holders of Forasol Common Shares as may reasonably be requested by Pride for inclusion in the S-4 and in connection with obtaining such permits, approvals and registrations. Subject to Section 5.2 in the case of Forasol-Foramer, when the S-4 is declared effective under the Securities Act, Forasol-Foramer and Pride each shall call a special meeting of its respective shareholders (the "Forasol Shareholders' Meeting" and the "Pride Shareholders' Meeting," respectively) to be held as soon as practicable for the purpose of voting upon the Forasol Vote Matter in the case of Forasol-Foramer and the Pride Vote Matter in the case of Pride. Subject to Section 5.2 in the case of Forasol- Foramer, Forasol-Foramer, the Forasol Controlling Shareholders and Pride will take all such steps as are required or customary to recommend and obtain approval and adoption of the Forasol Vote Matter in the case of Forasol-Foramer and the Pride Vote Matter in the case of Pride by the shareholders of Forasol-Foramer and Pride, respectively. Forasol- Foramer and Pride shall coordinate and cooperate with respect to the timing of such meetings and shall use all reasonable methods to hold such meetings on the same day. Pride will notify Forasol-Foramer and its counsel promptly of the receipt of any written or oral communication from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement/prospectus included in the S-4 or for additional information and will supply Forasol-Foramer with copies of all correspondence between Pride and the SEC or its staff with respect to such proxy statement/prospectus.

                          (ii)    Approval by Forasol Controlling Shareholders.
Each of the Forasol Controlling Shareholders covenants and agrees that, subject to termination of this Agreement pursuant to Article VIII prior to the Forasol Shareholders' Meeting, it will vote all Forasol Common Shares held by it in favor of the Forasol Vote Matter and, upon Pride's request, will promptly constitute and appoint an executive officer of Pride or such other person as may be designated by Pride to act as its agent, proxy and attorney-in-fact to cause such shares to be voted in favor of the Forasol Vote Matter.

                          (iii)   Access to Information.  Upon reasonable
notice, Forasol-Foramer and Pride shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, full access during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, each of Forasol-Foramer and Pride shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Forasol Controlling Shareholders shall cause Forasol-Foramer to comply with its obligations pursuant to this Section 6.3. Each of the parties hereto agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                          (iv)    Legal Conditions.  Each party hereto shall
take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to consummation of all transactions provided for or contemplated by this Agreement (including, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries. Each of Forasol-Foramer and Pride will, and will cause its Subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by Forasol-Foramer, Pride or any of their Subsidiaries in connection with the taking of any action contemplated by this Agreement.

                          (v)     Agreements of Others; Registration Rights.
Prior to the Closing Date, Forasol-Foramer shall cause to be prepared and delivered to Pride a list identifying all persons in addition to the Forasol Controlling Shareholders who, at the time of the Forasol Shareholders' Meeting, may be deemed to be "affiliates" of Forasol-Foramer as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Each of the Forasol Controlling Shareholders shall, and Forasol-Foramer shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to, deliver to Pride, at or prior to the Closing Date, a written agreement that such person will not sell, pledge, transfer or otherwise dispose of any shares of Pride Common Stock distributed to such person pursuant hereto, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. At the Closing, Pride and the Forasol Controlling Shareholders shall execute and deliver a Registration Rights Agreement in the form of Exhibit A hereto.

                          (vi)    Authorization for Listing.  Prior to the
Closing Date, Pride shall take all action necessary to cause the shares of Pride Common Stock to be distributed hereunder and the shares of Pride Common Stock to be reserved for issuance upon exercise of Forasol Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

                          (vii)   Employee Matters.  Following the Closing, (i)
those members of the senior management of Forasol S.A. who are employees of Forasol S.A. and who are not retained in their present or equivalent positions for at least two years following the Closing Date will be afforded the severance benefits described on Schedule 6.7, which benefits and arrangements have been approved by Pride and a majority of the Supervisory Directors of Forasol-Foramer; and (ii) the management employees of Forasol S.A. and its Subsidiaries shall be entitled to compensation and benefits that are at least as favorable as those currently being provided to them by Forasol S.A. and its Subsidiaries. Such management employees of Forasol S.A. and its Subsidiaries shall otherwise be entitled to compensation and benefits comparable to those provided to management employees of Pride and its other Subsidiaries holding comparable positions at comparable employment locations (giving due regard to differences in cost of living, competitive conditions and other similar factors), if and to the extent such compensation and benefits of Pride and its other Subsidiaries are more favorable than those provided by Forasol S.A. and its Subsidiaries. All other employees of Forasol-Foramer and its Subsidiaries, so long as their employment by Pride, the F-F Subsidiary or any of their respective Subsidiaries continues, shall be entitled to employee benefits comparable to those that such employees were receiving immediately prior to the Closing Date. Pride, its

Subsidiaries and the employee benefit plans maintained by Pride and its Subsidiaries in which an employee of Forasol-Foramer or any of its Subsidiaries participates shall recognize each such employee's years of service and level of seniority with Forasol-Foramer and its Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under such employee benefit plans (other than benefit accruals under any defined benefit pension plan).

                          (viii)  Stock Options.

                 (a) Forasol-Foramer shall use reasonable commercial efforts to cause each holder of an outstanding option to purchase Forasol Common Shares and any stock appreciation rights related thereto that have been granted pursuant to the Forasol LTIP ("Forasol Stock Option") to agree that as of the Closing, such Forasol Stock Option shall become an option to purchase
1.1 shares of Pride Common Stock for each of the Forasol Common Shares purchasable pursuant to such Forasol Stock Option (with the total shares of Pride Common Stock covered thereby rounded up or down to the nearest whole share), the exercise price per share shall not change and such option shall be exercisable as to one-third of the number of shares of Pride Common Stock covered thereby immediately following the Closing, one-third upon the first anniversary of the original grant of the Forasol Stock Option and the remaining one-third upon the second anniversary of the original grant of the Forasol Stock Option; provided that if the optionee's employment by Pride, the F-F Subsidiary or any of their respective Subsidiaries is terminated without "cause", such option shall become fully vested and shall be exercisable in full for a period of 90 days following the date of such termination. The term "cause" shall mean (i) gross or continued misconduct or neglect by the employee in the discharge of his or her duties and responsibilities of employment, (ii) the employee's conviction of a felony criminal offense or (iii) the employee's conviction of any other crime or misdemeanor which, in the good faith judgment of the board of directors or other supervisory board of his or her immediate employer, may reasonably be expected to adversely affect such employee's ability to discharge his or her duties and responsibilities of employment.. Each such option shall otherwise be governed by the terms of other options granted under Pride's Long-Term Incentive Plan. Pride agrees to assume all such Forasol Stock Options that the holders agree to convert into options to purchase Pride Common Stock as provided in this Section 6.8(a).

                 (b) Pride shall take all corporate and other action necessary to (i) reserve for issuance a sufficient number of shares of Pride Common Stock for delivery upon exercise of the Forasol Stock Options assumed in accordance with Section 6.8(a), and (ii) otherwise cause the Forasol Stock Options to be accorded the same status (including registration under the Securities Act) as stock options granted under Pride's Long-Term Incentive Plan.

                 (c) If the holder of a Forasol Stock Option does not agree to convert his or her option as provided in Section 6.8(a), then Forasol-Foramer shall cause said option to be (i) exercised in full prior to the Closing Date or (ii) surrendered to Forasol-Foramer on or before the Closing Date in exchange for a cash payment per share subject to the option equal to the excess, if any, of the Change of Control Value (as such term is defined in the Forasol LTIP) over the exercise price of such option for each such share.

                          (i)     Composition of Pride Board and Certain
Related Agreements.

                 (d) The Board of Directors of Pride shall take such action as may be necessary (including the amendment of its Bylaws) to cause the number of directors comprising the full Board of Directors of Pride immediately after the Closing Date to be eight persons: (i) six of whom shall be then-existing directors of Pride, (ii) one of whom shall be designated by Sertofin B.V. and its Affiliates (collectively, the "AVH Group") and (iii) one of whom shall be designated by Gialos B.V., Compagnie Financiere de Services Petroliers S.A. and their Affiliates (collectively, the "Soletanche Group"). Such persons shall serve as directors of Pride until the next annual meeting of the shareholders of Pride. One of the two persons so designated, as determined by agreement between the AVH Group and the Soletanche Group, shall be elected to the office of Vice Chairman of the Board of Directors of Pride. Until the fifth anniversary of the Closing Date, the AVH Group on the one hand and the Soletanche Group on the other hand and as determined by agreement between such parties, shall each be entitled to nominate a director to the Board of Directors of Pride, provided that the AVH Group on the one hand, and the Soletanche Group, on the other hand, continue to own, directly or indirectly, 50% or more of the shares of Pride Common Stock distributed to them pursuant to this Agreement and one of such nominees, if elected and as determined by agreement between the AVH Group and the Soletanche Group, shall serve as Vice Chairman of the Board of Directors of Pride. Nothing in this Section 6.9 shall be construed as restricting Pride from increasing or decreasing the number of directors comprising its Board of Directors following the Closing Date.

                 (e) So long as, pursuant to paragraph (a) of this Section 6.9, the Board of Directors of Pride or of any of its successors includes a person designated by a Forasol Controlling Shareholder or any of its Affiliates or a Forasol Controlling Shareholder or any of its affiliates has participated in the designation of such person (any such Forasol Controlling Shareholder and its Affiliates being hereinafter referred to collectively as a "Designating Shareholder"), and for a period of not less than 90 days after such Board of Directors ceases to include any person so designated, such Designating Shareholder shall not, either directly or indirectly, individually or as a member of any "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) (i) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to securities of Pride or any of its successors or initiate any shareholder proposal or "election contest" (as such term is defined or used in Rule 14a-11 of the Exchange Act) with respect to Pride or any of its successors or, directly or indirectly, act to encourage or induce others to take any such action; (ii) vote any of the shares of Pride Common Stock distributed to it pursuant to this Agreement in the election of directors of Pride or any of its successors for any person other than the persons nominated by the Board of Directors of Pride, including those nominated pursuant to paragraph (a) of this Section 6.9; (iii) vote in favor of any business combination or any other transaction with a third party that has not been approved by at least a majority of the members of the Board of Directors of Pride or any of its successors; (iv) acquire, or offer or agree, attempt, seek or propose to acquire, directly or indirectly, any voting securities of Pride or any of its successors (or any direct or indirect beneficial ownership, rights, options, or interests therein) that would cause such Designating Shareholder or any "group" of which it is a member to own or control in the aggregate, together with all other Forasol Controlling Shareholders and their Affiliates, more than 20% of the securities of Pride or any of its successors having ordinary voting power in the election of directors; or (v) enter into any discussion, negotiations, arrangements or understandings with any third party with a view to taking, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

                 (f) Each of the Forasol Controlling Shareholders agrees and understands that effective as of the Closing, any technical services agreements and any other contracts or arrangements between Forasol-Foramer and any of its Subsidiaries on the one hand and any of the Forasol Controlling Shareholders and any of their respective Affiliates on the other hand providing for payments or compensation in any form by Forasol-Foramer or any of its Subsidiaries to any of the Forasol Controlling Shareholders or any of their respective Affiliates shall be terminated and be of no further force or effect, without any further liability or obligation on the part of any party thereto.

                          (i)     Executive Management Committee of Pride;
Certain Executive Officers. The Board of Directors of Pride shall take such action as may be necessary to create an Executive Management Committee effective as of the Closing Date, which committee shall have general responsibility for strategic planning of Pride's worldwide operations. The initial members of such committee shall include Gerard Godde, Managing Director of Forasol S.A., and John O'Leary, Manager--Marketing and Business Development of Forasol S.A. As of the Closing Date, Mr. Godde shall also be elected Senior Vice President of Pride and Mr. O'Leary shall be elected Vice President of Marketing of Pride. Following the Closing Date, Mr. Godde will serve as President and Chief Operating Officer and Mr. O'Leary will serve as Director of Marketing for the continuing operations of the assets and business of the Forasol Companies and their Subsidiaries. Messrs. Godde and O'Leary shall be entitled to continue to serve in the positions provided for in this Section
6.10 for a period of five years following the Closing Date or until such earlier time as Mr. Godde on the one hand or Mr. O'Leary on the other hand shall cease to be employed by Pride or its Affiliates.

                          (ii)    Executive Office of Forasol S.A.  After the
Closing Date, the principal office of Forasol S.A., including but not limited to its technical, engineering and research and development functions, shall continue to be maintained in France.

                          (iii)   Use of Name.  After the Closing Date, each of
the Sellers agrees, as to itself and any of its Subsidiaries or Affiliates, that neither it nor any of its Subsidiaries or Affiliates will use the names "Forasol," "Foramer," "Forinter" or any other similar name in connection with its activities. At or prior to the Closing, the Sellers shall execute and deliver to Pride all such consents as may be reasonably requested by Pride, and will otherwise cooperate with Pride, so as to enable the F-F Subsidiary, the Forasol Companies or any other Subsidiary of Pride to continue to use any of such names as its corporate name and to do business under any of such names in any jurisdiction.

                          (iv)    Liquidation and Dissolution.  As soon as
practicable following the Closing Date, Forasol-Foramer will take all such action as may be required to dissolve and terminate its corporate existence and to wind up its affairs pursuant to all applicable laws.

                          (v)     Liquidation and Dissolution Expenses.  At the
Closing, Pride shall provide or cause the F-F Subsidiary or the Forasol Companies to provide such undertakings and disburse such funds as Forasol-Foramer shall reasonably require in furtherance of Pride's obligations incurred pursuant to Section 1.4; provided that neither Pride, the F-F Subsidiary nor any of the Forasol Companies shall be under any obligation to advance any funds or assume any obligations in respect of any Taxes payable by or on behalf of any shareholder of Forasol-Foramer upon consummation of the transactions provided for herein.

                          (vi)    Agreement to Defend.  If any claim, action,
suit, investigation or other proceeding by any Governmental Entity or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

                          (vii)   Public Announcements.  Pride and the Sellers
will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

                          (viii)  Other Actions.  Except as contemplated by
this Agreement, neither Pride nor any of the Sellers shall, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions set forth in Article VII not being satisfied.

                          (ix)    Advice of Changes; SEC Filings.  Pride and
the Sellers shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event resulting in, or that insofar as can reasonably be foreseen, could result in, a breach or potential breach of any of their respective representations, warranties, covenants or agreements set forth herein or in the inability of any of them to satisfy any of the conditions set forth in Article
VII. Pride and Forasol-Foramer shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                          (x)     Section 338 Election.  The parties to this
Agreement acknowledge that Pride intends to make an election under Section 338 of the Code with respect to the purchase of the F-F Subsidiary and certain of its Subsidiaries and that the transactions contemplated by this Agreement have accordingly been designed to constitute a qualified stock purchase within the meaning of Section 338(d)(3) and (h)(3) of the Code. Accordingly, if the closing price of the Pride Common Stock on the Nasdaq National Market on the last business day prior to the Closing Date, as reported in The Wall Street Journal, is greater than $39 per share, Pride may, at its election, increase the Cash Consideration, and reduce the Stock Consideration in the same amount, by such amounts as may be necessary to ensure that such transactions will qualify as a qualified stock purchase.

                          (xi)    Indemnification by Pride. Following the
Closing, Pride shall, and shall cause the F-F Subsidiary and its Subsidiaries to, indemnify defend and hold harmless the present and former directors, supervisory directors, management board members, officers and employees of Forasol-Foramer and its Subsidiaries and the Forasol Controlling Shareholders (each, an "Indemnified Party") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts paid in settlement with the approval of Pride (which approval shall not be unreasonably withheld) arising out of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Forasol-Foramer or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether reasserted or claimed prior to, or at or after, the Closing Date ("Indemnified Liabilities"), including without limitation all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby (including, without limitation, the liquidation of Forasol-Foramer), in each case to the full extent Pride, Forasol-Foramer or any of its Subsidiaries are permitted to provide indemnification under the laws of their respective jurisdictions (and Pride will pay expenses in advance to the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). The defense of any such claim, action, suit, proceeding or investigation shall be conducted by Pride. If Pride has failed to conduct such defense, the Indemnified Parties may retain counsel satisfactory to them and Pride shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If Pride is responsible for the attorney's fees of the Indemnified Parties, then the Indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. If Pride or any of its successors or assigns shall consolidate with or merge into any other person and shall not be a continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then in each case, proper provision shall be made so that the successors and assigns of Pride shall assume the obligations set forth in Section 6.20. The provisions of this
Section 6.20 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives.

                          (xii)   Maintenance of the F-F Subsidiary.   For a
period of not less than two years following the Closing Date, Pride will cause the F-F Subsidiary to maintain its corporate existence and its ownership of the Forasol Companies.


                                  ARTICLE 0.7

                              CONDITIONS PRECEDENT

                          (i)     Conditions to Each Party's Obligations.  The
respective obligation of each party to consummate the transactions provided for herein shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                                  (A)      Forasol Shareholder Approval.  The
         Forasol Vote Matter shall have been approved and adopted by the holders of the outstanding Forasol Common Shares in accordance with Dutch law and the Articles of Association of Forasol-Foramer.

                                  (B)      Pride Shareholder Approval.  The
         Pride Vote Matter shall have been approved and adopted by the holders of the outstanding shares of Pride Common Stock in accordance with Louisiana law and the Restated Articles of Incorporation of Pride.

                                  (C)      Nasdaq National Market Listing.  The
         shares of Pride Common Stock to be distributed to shareholders of Forasol-Foramer pursuant to this Agreement and reserved for issuance upon exercise of the Forasol Stock Options shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance. Subject to such volume limitations as shall be applicable to the Forasol Shareholders and Rule 145 Affiliates, such shares shall be freely tradable on the Nasdaq National Market.

                                  (D)      Other Approvals.  All consents,
         approvals, permits and authorizations required to be obtained prior to the Closing from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to affect materially and adversely either the ability of any party to consummate such transactions or the consolidated financial position or results of operations of Pride thereafter.

                                  (E)      S-4.  The S-4 shall have become
         effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                                  (F)      No Injunctions or Restraints.  No
         temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.4 hereof and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

                          (ii)    Conditions to Obligations of Pride.  The
obligations of Pride to consummate the transactions provided for herein shall be subject to the satisfaction prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Pride:

                                  (A)      Representations and Warranties.
         Subject to Section 8.1(d), the representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Pride shall have received a certificate signed on behalf of each of the Sellers by the chief executive officer and the chief financial officer of each of them to such effect. Such certificate shall identify any inaccuracies in or breaches of the representations and warranties set forth in Article II or Article III that are deemed not to be material.

                                  (B)      Performance of Obligations.  The
         Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Pride shall have received a certificate signed on behalf of each of the Sellers by the chief executive officer and the chief financial officer of each of them to such effect. Such certificate shall identify any failure of the Sellers to perform their obligations hereunder that are deemed not to be material.

                                  (C)      Letters from Rule 145 Affiliates.
         Pride shall have received from the Forasol Controlling Shareholders and each Rule 145 Affiliate an executed copy of an agreement as provided in Section 6.5.

                          (iii)   Conditions to Obligations of the Sellers.
The obligations of the Sellers to consummate the transactions provided for herein shall be subject to the satisfaction prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Forasol-Foramer on behalf of all of the Sellers:

                                  (A)      Representations and Warranties.
         Subject to Section 8.1(e), the representations and warranties of Pride set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Forasol-Foramer shall have received a certificate signed on behalf of Pride by its chief executive officer and its chief financial officer to such effect. Such certificate shall identify any inaccuracies in or breaches of the representations and warranties set forth in Article IV that are deemed not to be material.

                                  (B)      Performance of Obligations.  Pride
         shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Forasol-Foramer shall have received a certificate signed on behalf of Pride by its chief executive officer and its chief financial officer to such effect. Such certificate shall identify any failure of Pride to perform its obligations hereunder that are deemed not to be material.


                                  ARTICLE 0.8

                           TERMINATION AND AMENDMENT

                          (i)     Termination.  This Agreement may be
terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Forasol-Foramer and of Pride:

                 (a) by mutual written consent of Forasol-Foramer and Pride, or by mutual action of their respective Boards of Directors;

                 (b) by either Forasol-Foramer or Pride if (i) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions provided for herein and such Injunction or other action shall have become final and nonappealable; or (ii) any required approval of the shareholders of the other party shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

                 (c) by either Forasol-Foramer or Pride if the transactions provided for herein shall not have been consummated by April 30, 1997; provided, however, that the right to terminate this Agreement under this
Section 8.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure to consummate such transactions on or before such date;

                 (d) by Pride if the conditions to Pride's obligations set forth in Section 7.2 cannot be satisfied or it is determined that Taxes shall be payable by Forasol-Foramer or any of its Subsidiaries as result of the consummation of all of the transactions provided for herein whether or not any such Taxes are disclosed on Schedule 2.13(i), in any other provisions of this Agreement or on any other Schedule hereto (collectively, "Corporate Transaction Taxes"); provided that, except in circumstances involving fraud, willful misrepresentation or gross negligence on the part of any of the Sellers, Pride shall not be entitled to terminate this Agreement upon failure to satisfy the conditions in Section 7.2(a) or upon the determination that Corporate Transaction Taxes shall be payable unless the cumulative actual and potential cost thereof and loss therefrom (after giving effect to all positive facts, changes and conditions disclosed or discovered subsequent to the date hereof), as reasonably determined by Pride with the concurrence of its independent accountants, exceeds U.S. $20 million;

                 (e) by Forasol-Foramer if the conditions to the obligations of Forasol-Foramer set forth in Section 7.3 cannot be satisfied; provided that, except in circumstances involving fraud, willful misrepresentation or gross negligence on the part of Pride, Forasol-Foramer shall not be entitled to terminate this Agreement upon failure to satisfy the conditions in Section 7.3(a) unless the cumulative actual and potential cost thereof and loss therefrom to the shareholders of Forasol-Foramer (after giving effect to all positive facts, changes and conditions disclosed or discovered subsequent to the date hereof), as reasonably determined by Forasol-Foramer with the concurrence of its independent accountants, exceeds U.S. $20 million; or

                 (f) by either Forasol-Foramer or Pride if Forasol-Foramer shall exercise the right specified in clause (ii) of Section 5.2(a); provided that Forasol-Foramer may not effect such termination pursuant to this Section 8.1(f) unless and until (i) Forasol-Foramer gives Pride at least five business days' prior notice of its intention to effect such termination pursuant to this
Section 8.1(f) and (ii) at the conclusion of such period, Pride shall have not matched the Acquisition Proposal that is the subject of such notice.

                          (i)     Effect of Termination.

                 (g) If this Agreement is terminated by any party hereto as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Pride or the Sellers, except as expressly provided in this Section 8.2.

                 (h) If Pride is unable to consummate the transactions provided for herein solely as a result of its failure to obtain the requisite approval of its shareholders and this Agreement is terminated pursuant to
Section 8.1(b)(ii), Pride shall pay to Forasol-Foramer, within two business days following the earlier of the time of such termination or the time of final adjournment or cancellation of the Pride Shareholders' Meeting, the base sum of U.S.$5.0 million, plus an additional payment of U.S.$15.0 million if (i) a person or group of persons (as contemplated by Section 13(d)(3) of the Exchange
Act) shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Pride Common Stock or
(ii) a proxy contest to acquire control of Pride shall have been initiated. The parties hereto agree that the amount of such break-up or termination fee is reasonable compensation to Forasol-Foramer to compensate it for its undertakings herein, the incurring of costs and expenses related hereto and the loss or potential loss by Forasol-Foramer of other opportunities.

                 (i) If Forasol-Foramer or Pride terminates this Agreement pursuant to Section 8.1(f), Forasol-Foramer shall pay to Pride (which payment is hereby guaranteed by the Forasol Controlling Shareholders, jointly and severally, to the extent of nonpayment by Forasol-Foramer), within two business days following such termination, the base sum of U.S.$5.0 million plus 40% of the excess of the total value of the Acquisition Proposal over the total value of the Stock Consideration and the Cash Consideration (up to a maximum aggregate payment of U.S.$20.0 million) to compensate Pride for its undertakings herein, the incurring of costs and expenses related hereto and the loss or potential loss by Pride of other opportunities. The parties hereto agree that the amount of such break-up or termination fee is reasonable under the circumstances. For purposes of this Section 8.2(c), the total value of the Stock Consideration shall be based on U.S. $15-1/4 per share, which was the closing price of the Pride Common Stock on the Nasdaq National Market on October 25, 1996.

                          (i)     Amendment.  This Agreement may be amended by
the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Pride Vote Matter and the Forasol Vote Matter by the shareholders of Pride and Forasol-Foramer, respectively, but, after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                          (ii)    Extension; Waiver.  At any time prior to the
Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE 0.9

                               GENERAL PROVISIONS

                          (i)     Payment of Expenses.  Except as expressly
provided herein or as disclosed on a schedule hereto, each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions shall be consummated.

                          (ii)    Nonsurvival of Representations and
Warranties; Survival of Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect following the Closing. The covenants, agreements and undertakings of the parties set forth in this Agreement shall survive indefinitely. Statements contained in any schedule to this Agreement or any certificate or other documents delivered pursuant to this Agreement shall be deemed to be representations and warranties within the meaning of this Section 9.2.

                          (iii)   Notices.  Any notice or communication
required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                          (a)     if to Pride, to:

                                  Pride Petroleum Services, Inc.
                                  1500 City West Blvd.
                                  Suite 400
                                  Houston, Texas  77042

                                  Attention:  Paul A. Bragg
                                              Vice President & Chief Financial
                                              Officer
                                  with copies to:

                                  Robert W. Randall
                                  Vice President & General Counsel
                                  Pride Petroleum Services, Inc.
                                  1500 City West Blvd.
                                  Suite 400
                                  Houston, Texas  77042

                                  and

                                  L. Proctor Thomas
                                  Baker & Botts, L.L.P.
                                  910 Louisiana
                                  One Shell Plaza
                                  Houston, Texas  77002

                          and (b) if to the Sellers, to:

                                  Forasol-Foramer N.V.
                                  c/o Forasol S.A.
                                  16 bis
                                  rue Grange Dame Rose
                                  BP 100-78 143
                                  Velizy-Villacoublay Ceclex
                                  France
                                        Attention:  Remi Dorval
                                                    Supervisory Director

                                  Soletanche Group
                                  6 rue de Watford
                                  92000 Nanterre
                                  France
                                        Attention:  Remi Dorval
                                                    Director

                                  Sertofin B.V.
                                  Zeemansstraat 113
                                  3016 CN Rotterdam
                                  The Netherlands
                                        Attention:  C.J. Boon Falleur
                                  with copies to:

                                  Jean-Marc Laveissiere
                                  General Counsel & Secretary
                                  Forasol S.A.
                                  16 bis
                                  rue Grange Dame Rose
                                  BP 100-78 143
                                  Velizy-Villacoublay Ceclex
                                  France

                                  and

                                  Kees ten Brink
                                  Trenite Van Doorne
                                  'Plaza' Weena 666
                                  P.O. Box 190
                                  3000 AD Rotterdam
                                  The Netherlands

                                  and

                                  T. Mark Kelly
                                  Vinson & Elkins L.L.P.
                                  1001 Fannin
                                  2300 First City Tower
                                  Houston, Texas  77002

                          (iv)    Interpretation.  When a reference is made in
this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

                          (v)     Counterparts.  This Agreement may be executed
in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                          (vi)    Entire Agreement; No Third-Party
Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in

Sections 6.7, 6.8, 6.10 and 6.20, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                          (vii)   Governing Law.  THIS AGREEMENT HAS BEEN
NEGOTIATED BY OR ON BEHALF OF THE PARTIES IN THE STATE OF TEXAS AND, EXCEPT TO THE EXTENT THAT THE STATUTORY REQUIREMENTS FOR CONSUMMATING THE TRANSACTIONS PROVIDED FOR HEREIN ARE GOVERNED EXCLUSIVELY BY THE LAWS OF ANOTHER JURISDICTION, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                          (viii)  Arbitration.  Any dispute, controversy or
claim arising out of or relating to this Agreement or the breach, termination or invalidity hereof shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect on the date of this Agreement by three arbitrators appointed in accordance with said Rules. The arbitration shall take place in Houston, Texas and the language of the arbitration shall be English. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof. The parties acknowledge that this agreement to arbitrate and any award rendered pursuant to this agreement shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

                          (ix)    No Remedy in Certain Circumstances.  Each
party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 6.4 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

                          (x)     Assignment.  Neither this Agreement nor any
of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Pride, in its sole discretion, may assign any or all of its rights hereunder to any wholly owned Subsidiary of Pride. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                          (xi)    Schedules.  For purposes of this Agreement,
Schedules shall mean the Schedules contained in the Confidential Disclosure Schedules, dated the date hereof, delivered in connection with this Agreement and initialed by the parties hereto. This Agreement shall have no force or effect until such schedules have been so delivered and initialed.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PRIDE PETROLEUM SERVICES, INC.                           FORASOL-FORAMER N.V.


By:      /s/  RAY H. TOLSON                              By:       /s/       REMI DORVAL
     -----------------------------                             ----------------------------------------
     Name:    Ray H. Tolson                                    Name:   Remi Dorval
     Title:   President                                        Title:  Supervisory Director of Forasol-
                                                                       Foramer N.V., Managing Director
                                                                       and Chief Executive Officer of
                                                                       IDM B.V.

                                                                   /s/ CHRISTIAN J. BOON FALLEUR
                                                               ----------------------------------------
                                                               Name:   Christian J. Boon Falleur
                                                               Title:  Supervisory Director of Forasol-
                                                                       Foramer N.V., Executive Vice
                                                                       President of IDM B.V.

FORASOL CONTROLLING SHAREHOLDERS:

GIALOS B.V.                                              SERTOFIN B.V.


By:      /s/  YVES BENOIT                                By:       /s/ LUC BERTRAND
                                                               ----------------------------------------
     Name:    Yves Benoit                                      Name:   Luc Bertrand
     Title:   Managing Director                                Title:  Director

COMPAGNIE FINANCIERE DE                                            /s/  ALAIN DIERYCK
                                                               ----------------------------------------
SERVICES PETROLIERS S.A.                                       Name: Alain Dieryck
                                                               Title:  Director

By:      /s/  YVES BENOIT
     -----------------------------
     Name:    Yves Benoit
     Title:   Financial Manager